                                                               EXHIBIT 10.38

                         THIS AGREEMENT dated the 30th day of November, 1995.

A M O N G:
                         Spriet Investments Inc., a corporation incorporated under the laws of Ontario, (hereinafter called "Investments") and

                         Andrew M. Spriet, of the City of London in the Province of Ontario, (hereinafter called "Andrew Spriet") and

                         Helen M. Spriet, of the City of London in the Province of Ontario, (hereinafter called "Helen Spriet") and

                         Nicole A. Spriet, of the City of London in the Province of Ontario, (hereinafter called "Nicole Spriet") and

                         Paul L. Spriet, of the City of London in the Province of Ontario, (hereinafter called "Paul Spriet") and

                         Jeffery A. Spriet, of the City of Oakville in the Province of Ontario, (hereinafter called "Jeffery Spriet")

                         (hereinafter collectively called the "Vendors")

                                                               OF THE FIRST PART

                         - and -

                         1155714 ONTARIO INC., a corporation incorporated under the laws of Ontario (hereinafter called the "Purchaser")

                                                              OF THE SECOND PART
                         - and -

                         FIBREBOARD CORPORATION, a corporation incorporated under the laws of the State of Delaware (hereinafter called "Fibreboard")

                                                               OF THE THIRD PART

                                                                              2.


          WHEREAS the Vendors are the registered and beneficial owners of all of the issued and outstanding Class A shares and Class B shares in the capital of Vytec International Corp., a corporation amalgamated under the laws of Ontario (hereinafter called the "Corporation");

          AND WHEREAS Investments is the registered and beneficial owner of 418,527 Class B shares in the capital of the Corporation, Andrew Spriet is the registered and beneficial owner of 9,300 Class A shares and 6,500 Class B shares in the capital of the Corporation, Helen Spriet is the registered and beneficial owner of 6,200 Class A shares in the capital of the Corporation, Nicole Spriet is the registered and beneficial owner of 7,500 Class A shares in the capital of the Corporation, Paul Spriet is the registered and beneficial owner of 7,500 Class A shares in the capital of the Corporation, and Jeffery Spriet is the registered and beneficial owner of 7,500 Class A shares in the capital of the Corporation;

          AND WHEREAS Andrew Spriet is the registered and beneficial owner of 33,700 common shares in the capital of Investments, Helen Spriet is the registered and beneficial owner of 394,800 common shares in the capital of Investments, Nicole Spriet is the registered and beneficial owner of 9,000 common shares in the capital of Investments, Paul Spriet is the registered and beneficial owner of 9,000 common shares in the capital of Investments, and Jeffery Spriet is the registered and beneficial owner of 9,000 common shares in the capital of Investments;

          AND WHEREAS the Corporation is the registered and beneficial owner of all of the issued and outstanding shares of Vytec Corporation ("Vytec") and Vytec is the registered and beneficial owner of all of the issued and outstanding shares of each of 1157490 Ontario Limited. ("Vytec (B.C.)"), 10110 Newfoundland Limited ("10110 Newfoundland"), Prestige Vinyl Siding Inc. ("Prestige Ontario") and

                                                                              3.


Accord Vinyl Siding Inc. ("Accord Ontario") and of 51% of the issued and outstanding shares of Procanpol SP. Z.O.O. ("Procanpol");

          AND WHEREAS Vytec is the beneficial owner of all of the issued and outstanding shares of Vytec Pty Limited (ACN 001 835 614) ("Vytec Pty"), Accord Vinyl Siding Pty Limited (ACN 002 815 536) ("Accord Australia"), Prestige Vinyl Siding Pty Limited (ACN 002 842 373) ("Prestige Australia"), Mastic Pty Limited (ACN 003 391 973) ("Mastic Australia") and Vytec Corporation Limited ("Vytec New Zealand");

          AND WHEREAS Vytec New Zealand is the beneficial owner of all of the issued and outstanding shares of Mastic (New Zealand) Limited ("Mastic New Zealand") and Prestige Vinyl Siding Limited ("Prestige New Zealand").

          AND WHEREAS the Purchaser desires to purchase from the Vendors and the Vendors desire to sell to the Purchaser all of the issued and outstanding Class A shares and Class B shares in the capital of the Corporation for the purchase price and upon the terms and conditions hereinafter set forth;

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the promises and the covenants, agreements, warranties and payments hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION
1.1       DEFINITIONS

          Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

                                                                              4.



1.1.1 "ACCORD AUSTRALIA" means Accord Vinyl Siding Pty Limited, a corporation incorporated under the laws of Australia.

1.1.1(a) "ACCORD ONTARIO" means Accord Vinyl Siding Inc., a corporation incorporated under the laws of the Province of Ontario.

1.1.1(b) "AGREEMENT" means this share purchase agreement including the schedules attached hereto and any instrument amending this Agreement as referred to in Section 15.7.

1.1.2 "ARTICLES OF INCORPORATION" means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of continuance, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special Act or statute and any other instrument or constating document by or pursuant to which a corporation is incorporated or comes into existence.

1.1.3 "AUDITED FINANCIAL STATEMENTS" means the audited consolidated financial statements of Vytec including each of its Subsidiaries as at the Financial Year End consisting of the consolidated balance sheet of Vytec including each of its Subsidiaries and the accompanying consolidated statements of earnings and retained earnings and changes in financial position for the 12 month period then ended, reported upon by Deloitte & Touche, Chartered Accountants, a copy of which is annexed hereto as Schedule 1.1.3.

1.1.4 "BUSINESS" means the business currently and heretofore carried on by the Corporation, its predecessors and the Subsidiaries and their respective predecessors consisting of the manufacture and distribution of vinyl siding and accessories and all other businesses currently or previously carried on by each of the foregoing.

                                                                              5.


1.1.5 "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of London are not open for business during normal banking hours.

1.1.6 "CLASS A SHARES" means the Class A shares in the capital of the Corporation.

1.1.7 "CLASS B SHARES" means the Class B shares in the capital of the Corporation.

1.1.8 "CLOSING" means the completion of the transactions herein contemplated, including the sale to and purchase by the Purchaser of the Purchased Shares as herein contemplated.

1.1.9 "CLOSING DATE" means November 30, 1995 or such earlier or later date as may be agreed upon.

1.1.10 "CLOSING DATE FINANCIAL STATEMENTS" means: (i) the consolidated balance sheet of the Corporation including each of its Subsidiaries as at the Time of Closing; and (ii) the consolidated statements of profit and loss, change in shareholder equity and change in financial position for the 12 month period then ending to be prepared in accordance with Section 4.6.

1.1.11 "CORPORATION" means Vytec International Corp. and its predecessor amalgamating corporations including HMS and Vytec International.

1.1.12 "DEBT INSTRUMENT" means any bond, debenture, promissory note, capital lease, purchase money indebtedness (for anything other than inventory and trade debt incurred in the normal course) or other instrument evidencing indebtedness for borrowed money or other financing liability.

1.1.13 "EMPLOYEE BENEFITS" means: (i) salaries, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements; (ii) insurance, health, welfare, disability, pension,

                                                                              6.


retirement, travel, hospitalization, medical, dental, legal, counselling, eye care and other similar benefits, plans or arrangements; and (iii) agreements or arrangements with any labour union or employee association, written or oral employment agreements or arrangements and agreements or arrangements for the retention of the services of independent contractors, consultants or advisors.

1.1.14 "ENCUMBRANCE" means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement or other encumbrance.

1.1.15 "FINANCIAL STATEMENTS" means the financial statements of each of HMS, Vytec International, Vytec, Vytec (B.C.), Prestige Ontario, Accord Ontario, Vytec Pty, Accord Australia, Prestige Australia, Mastic Australia, Vytec New Zealand, Mastic New Zealand, Prestige New Zealand and Procanpol as at its respective Financial Year End consisting of its balance sheet as at its respective Financial Year End and, if prepared, the accompanying statements of operations, retained earnings and changes in financial position for the 12 month period then ended, a copy of each of which are annexed hereto as Schedule 1.1.15.

1.1.16 "FINANCIAL YEAR END" means in the case of the Corporation and each of the Subsidiaries, other than Vytec Pty, Accord Australia, Prestige Australia, Mastic Australia, Prestige New Zealand, Mastic New Zealand, Vytec (New Zealand) and Procanpol, November 30, 1994; in the case of Vytec Pty, Accord Australia, Prestige Australia, Mastic Australia, Prestige New Zealand, Mastic New Zealand and Vytec (New Zealand) means October 31, 1994; and in the case of Procanpol means December 31, 1994.

1.1.17 "GUARANTEE" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like

                                                                              7.


commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person.

1.1.18 "HMS" means HMS Investments Inc., a corporation amalgamated pursuant to the laws of the Province of Ontario as it existed prior to its amalgamation with Vytec International in November, 1995.

1.1.19 "INDEMNIFICATION CLAIM" means a claim made by either the Purchaser or the Vendors based on or with respect to the inaccuracy or breach of any representation or warranty made by the other of them contained in this Agreement including the Schedules hereto or contained in any document or certificate given in order to consummate the transactions contemplated hereby.

1.1.20 "INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS" means: (i) all trade-marks (including logos), trade names, service marks and brand names and all applications therefor; (ii) all patents (including divisions, reissues, renewals and extensions) and all applications therefor; (iii) all copyrights, industrial designs and other industrial property rights and all applications therefor; and (iv) all know-how, trade secrets and any licenced property or technology used in carrying on the Business; both domestic and foreign and whether or not registered.

1.1.21 "INTERESTED PERSON" means any present or former officer, director, shareholder, employee, consultant or advisor of or to the Corporation and/or its Subsidiaries or any Person with which the Corporation and/or its Subsidiaries does not deal at arm's length within the meaning of the INCOME TAX ACT (Canada) or, in the case of any Subsidiary not incorporated under the laws of Canada, under applicable Tax Legislation.

1.1.22 "LEASED PROPERTY" means all the right, title and interest of the Corporation and the Subsidiaries in and to the subject matter (whether realty or personalty) of the Leases.

                                                                              8.


1.1.23 "LEASES" means the real or personal property leases or other rights of occupancy relating to real property which the Corporation or any Subsidiary is a party to or bound by or subject to, including, without limitation, those set forth and described in Schedule 1.1.23.

1.1.24 "LEGAL PROCEEDING" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same.

1.1.24(a) "MASTIC AUSTRALIA" means Mastic Pty Limited, a corporation incorporated under the laws of Australia.

1.1.24(b) "MASTIC NEW ZEALAND" means Mastic (New Zealand) Limited, a corporation incorporated under the laws of New Zealand.

1.1.25 "ORDINARY COURSE", when used in relation to the conduct by the Corporation or any Subsidiary of any part of the Business, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and being such as a Person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

1.1.26 "PERSON" means any individual, corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association and any Tribunal.

1.1.27 "POND MILLS PROPERTY" means 970, 990 and 1020 Pond Mills Road, London, Ontario.

1.1.27(a) "PRESTIGE AUSTRALIA" means Prestige Vinyl Siding Pty Limited, a corporation incorporated under the laws of Australia.

1.1.27(b) "PRESTIGE NEW ZEALAND" means Prestige Vinyl Siding Limited, a corporation incorporated under the laws of New Zealand.

                                                                              9.


1.1.27(c) "PRESTIGE ONTARIO" means Prestige Vinyl Siding Inc., a corporation incorporated under the laws of the Province of Ontario.

1.1.28 "PROCANPOL" means Procanpol SP. Z.O.O., a corporation organized pursuant to the laws of Poland.

1.1.29 "PURCHASE PRICE" means the purchase price payable by the Purchaser to the Vendors for the Purchased Shares provided for in Article 4.

1.1.30 "PURCHASED SHARES" means the 38,000 issued and outstanding Class A shares in the capital of the Corporation and the 425,027 issued and outstanding Class B shares in the capital of the Corporation, being all of the issued and outstanding shares in the capital of the Corporation.

1.1.31 "REAL PROPERTY" means the real and immovable property owned by the Corporation and the Subsidiaries, including, without limitation, that set forth and described in Schedule 5.1.18, and includes all plant, buildings, structures, erections, improvements, appurtenances and fixtures situate thereon or forming part thereof.

1.1.32 "REORGANIZATION" means the reorganization of the Corporation and its Subsidiaries as described in Schedule 1.1.32.

1.1.33 "SUBSIDIARY" means, with respect to a corporation (the "Parent"), any corporation of which shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation (including shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing) are beneficially owned, directly or indirectly, by the Parent and includes any corporation in like relation to a subsidiary. The terms "Subsidiary" and "Subsidiaries" when used in respect of the Corporation means those corporations set out in Schedule 5.1.5.

1.1.34 "TIME OF CLOSING" means 2:00 o'clock in the afternoon (London time) on the Closing Date or such other time on the Closing Date as the parties may agree as the time at which the Closing shall take place.

                                                                             10.


1.1.35 "TRIBUNAL" means: (i) any court (including a court of equity); (ii) any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality; (iii) any securities commission, stock exchange or other regulatory or self-regulatory body; (iv) any arbitrator or arbitration tribunal; and (v) any other tribunal; whether domestic or foreign.

1.1.36 "VYTEC" means Vytec Corporation, a corporation incorporated pursuant to the laws of the Province of Ontario.

1.1.37 "VYTEC (B.C.)" means 1157490 Ontario Limited, a corporation continued under the laws of the Province of Ontario.

1.1.38 "VYTEC INTERNATIONAL" means Vytec International Corp., a corporation incorporated pursuant to the laws of the Province of Ontario as it existed prior to its amalgamation with HMS in 1995.

1.1.39 "VYTEC (NEW ZEALAND)" means Vytec Corporation Limited, a corporation incorporated under the laws of New Zealand.

1.1.40 "VYTEC PTY" means Vytec Pty Limited, a corporation incorporated under the laws of Australia.

1.2       GENDER AND NUMBER

          In this Agreement words importing a specific gender include all genders and words importing the singular include the plural and VICE VERSA.

1.3       CURRENCY

          Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol "$", refer to lawful money of Canada.

1.4       ACCOUNTING PRINCIPLES

          Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of

                                                                             11.


Chartered Accountants, or any successor entity, applicable as at the date on which such principles are applied.

1.5       HEADINGS

          The division of this Agreement into Articles and Sections and the use of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.6       TAX DEFINITIONS

          Whenever used in this Agreement, the following words and phrases shall have the respective meanings ascribed to them as follows:

1.6.1 "INCOME TAX ACT (CANADA)" means, collectively, the INCOME TAX ACT, R.S.C. 1985, 5th Supplement, the INCOME TAX APPLICATION RULES, 1971, S.C. 1970-71-72 c. 63 and the INCOME TAX REGULATIONS, as amended to date and, where a reference is made to a provision under the INCOME TAX ACT (Canada), it shall be deemed to include, where applicable, the INCOME TAX APPLICATION RULES, the INCOME TAX REGULATIONS, any NOTICE OF WAYS AND MEANS MOTION, any BILL tabled in the House of Commons or any press release or publicly disseminated statement by the Minister of Finance, which may result in an amendment to such provisions of the INCOME TAX ACT (Canada), the INCOME TAX APPLICATION RULES or the INCOME TAX REGULATIONS.

1.6.2 "TAX LEGISLATION" means, collectively, the Income Tax Act (Canada) and all domestic and foreign federal, provincial, state, municipal, territorial or other Tax statutes including all treaties, conventions, case law, rules, regulations, interpretation bulletins, circulars and releases, orders and decrees of any jurisdiction, domestic or foreign;

1.6.3 "TAX OR TAXES" means all domestic and foreign federal, provincial, state, municipal, territorial or other taxes, imposts, rates, levies, assessments and government fees, charges or dues lawfully levied assessed or imposed against the Corporation or any Subsidiary or in respect of the Business, including without

                                                                             12.


limitation all income, capital gains, sales, excise, use, property, capital, goods and services, business transfer and value added taxes, premium taxes, ad valorem taxes, payroll taxes and all customs and import duties and other governmental charges and duties together with all interest, fines and penalties with respect thereto.

1.6.4 "TAX RETURNS" means all reports, returns and other documents filed or required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under the provisions of any applicable Tax Legislation.

                                    ARTICLE 2
                                    SCHEDULES

2.1       DESCRIPTION OF SCHEDULES

          The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule 1.1.3        -       Audited Financial Statements

Schedule 1.1.15       -       Financial Statements

Schedule 1.1.23       -       Leases

Schedule 1.1.32       -       Description of Reorganization

Schedule 4.3          -       Sample Purchase Price Calculation

Schedule 5.1.1        -       Copies of Articles and By-laws of the Corporation

Schedule 5.1.5        -       Subsidiaries of the Corporation

Schedule 5.1.7(c)     -       May 31, 1995 Financial Statements of Vytec

Schedule 5.1.8        -       Exceptions to Ordinary Course Representation and
                              Warranty

Schedule 5.1.9        -       Officers, Directors and Shareholders of
                              Corporation

Schedule 5.1.11       -       Guarantees

Schedule 5.1.12       -       Dividends

Schedule 5.1.13       -       Agreements and Arrangements with Interested
                              Persons

                                                                             13.


Schedule 5.1.14       -       Dispositions and Distributions

Schedule 5.1.15       -       Employees and Employee Benefits

Schedule 5.1.16       -       Pensions

Schedule 5.1.17       -       Debt Instruments

Schedule 5.1.18       -       Real Property

Schedule 5.1.20       -       Personal Property and Encumbrances

Schedule 5.1.21       -       Insurance Policies

Schedule 5.1.22       -       Material Contracts, Obligations and Defaults


Schedule 5.1.23       -       Obligations to Customers and Suppliers

Schedule 5.1.25       -       Legal Proceedings

Schedule 5.1.26       -       Banking Information

Schedule 5.1.27       -       Tax Matters

Schedule 5.1.30       -       Environmental Matters

Schedule 5.1.35       -       Intellectual and Industrial Property Rights

Schedule 5.1.36       -       Customers

Schedule 8.1.5        -       Form of Non-Competition Agreement

Schedule 8.1.8        -       Form of Releases

Schedule 10.1.3       -       Form of Legal Opinion (Harrison Elwood)

Schedule 10.1.9       -       Andrew Spriet Consulting Agreement

Schedule 11.1.5       -       Form of Legal Opinion (Fraser & Beatty)

Schedule 15.11        -       Accounts Receivable Policy

                                                                             14.


                                    ARTICLE 3
                         AGREEMENT OF PURCHASE AND SALE

3.1       AGREEMENT OF PURCHASE AND SALE

          Subject to the terms and conditions hereof:

          (i) Investments agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 418,527 Class B shares, being all of the Purchased Shares owned by Investments;

          (ii) Andrew Spriet agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 9,300 Class A shares and 6,500 Class B shares, being all of the Purchased Shares owned by Andrew Spriet;

          (iii) Helen Spriet agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 6,200 Class A shares, being all of the Purchased Shares owned by Helen Spriet;

          (iv) Nicole Spriet agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 7,500 Class A shares, being all of the Purchased Shares owned by Nicole Spriet;

          (v) Paul Spriet agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 7,500 Class A shares, being all of the Purchased Shares owned by Paul Spriet; and

          (vi) Jeffery Spriet agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase 7,500 Class A shares being, all of the Purchased Shares owned by Jeffery Spriet.

                                                                             15.

                                    ARTICLE 4
                                 PURCHASE PRICE

4.1       AMOUNT OF PURCHASE PRICE

          The Purchase Price payable by the Purchaser to the Vendors for the Purchased Shares, subject to adjustment as hereinafter set forth, is the aggregate sum of $52,100,000 less the aggregate of the following amounts:

          (i) $701,103 being the agreed amount equal to the value of the capital expenditures incurred by Vytec in connection with the purchase and development of the Pond Mills Property;

          (ii) liabilities represented by all bank notes, long-term debt (including the current portion), intercompany loans or advances, loans from affiliates, actual liabilities under outstanding letters of credit and Debt Instruments as at the Closing Date and as reflected on the Closing Date Financial Statements (but for greater certainty excluding trade payables in the normal course and Tax liabilities); and


          (iii) an adjustment for the minority interest of Vytec in respect of Procanpol as shown on the Closing Date Financial Statements estimated by the Vendors to be $204,000.

4.2              ADJUSTMENT OF PURCHASE PRICE

                 When calculating the Purchase Price pursuant to Section 4.6 following the Closing, the Purchase Price shall be adjusted upwards or downwards dollar for dollar to the extent that the working capital as shown on the Closing Date Financial Statements is greater or less than $12,500,000. For the purposes of this Section 4.2, the term "working capital" shall mean: (i) the sum of current assets, minus (ii) the sum of current liabilities (as defined by generally accepted accounting principles) excluding the current portion of long-term debt and bank indebtedness, all as shown

                                                                             16.


on the Closing Date Financial Statements. In completing the working capital calculation, the following further items will be taken into consideration:

          (1) the non-current portion of the account receivable of Vytec with Profils C.S. Inc. (estimated by the Vendors to be approximately $321,000.00 as at the date hereof) will be treated as a current asset; and

          (2) any liability for Taxes arising out of the pre-closing activities of HMS and/or Vytec International, their amalgamation in November, 1995 and/or the Reorganization not assumed and paid by a third party (such payment to be received by HMS and Vytec International or their successors by January 8, 1996) will be reflected as an accrued liability.

4.3       CALCULATION OF PURCHASE PRICE

          On or before the Closing Date the Purchase Price will be estimated (the "Closing Date Payment") by a representative of the Vendors in consultation with a representative of the Purchaser utilizing the following format:



Section
-------

4.1(a)          Sum of                                                              $52,100,000.00
                                       Adjustments
                                       -----------

4.1(a)(i)       Agreed Capital Expenditures
                Pond Mills                                                         ($   701,103.00)
                                                                                   ----------------
4.1(a)(ii)      Long Term Debt (including current
                portion and bank indebtedness)
                - estimate                                                         ($             )
                                                                                   ----------------
4.1(a)(iii)     Procanpol minority interest
                - estimate                                                         ($   204,000.00)
                                                                                   ----------------
4.2 and 4.6     Working Capital (including
                adjustment for Long Term
                Receivable of $321,000.00)                  $
                                                           ----------------
                                                           ($12,500,000.00)
                                                           ----------------

                                                            $                       $
                                                           ----------------        ----------------
                                                                                    $
NET PURCHASE PRICE - ESTIMATE                                                      ----------------


                                                                             17.


     In the event that such representatives do not agree upon the calculation of the Closing Date Payment, the Closing Date Payment will be calculated by the auditors representing the Vendors and paid on Closing as an estimate, subject to final determination under Section 4.6. Attached as Schedule 4.3 is a sample of the Purchase Price calculation contemplated by this Section 4.3. This sample uses amounts set forth in the adjusted September 30th, 1995 consolidated, internally produced balance sheet which also is included in Schedule 4.3. The parties agree that Schedule 4.3 and the calculations set out therein are intended to be illustrative and to be used only for the purpose of assisting the parties in determining with certainty the components of the adjustments to the Purchase Price and may not be relied upon for any other purpose. In this regard, Section 4.3 is intended to be precise with respect to the methodology to be utilized in calculating the adjustments to the Purchase Price but not with respect to the actual figures or results set out therein. The parties acknowledge that Schedule 4.3 utilizes a September 30, 1995 balance sheet which has been internally produced and which has been adjusted to reflect activities which the parties know with reasonable certainty will occur by the Closing Date but has not been adjusted in any way to reflect the normal business activity of the Corporation during October and November, 1995.

4.4  NO DOUBLE COUNTING OR DEFERRED INCOME TAXES

     In order to avoid the calculation of the same liability more than once when calculating the Purchase Price under Section 4.1(a) and the adjustment to the Purchase Price under Section 4.2, it is agreed that liabilities shall be calculated only under either Section 4.1(a)(ii) or Section 4.2 but not under both. In addition, it is agreed that deferred income Taxes as shown on the Closing Date Financial Statements shall not be calculated as a liability for these purposes.

                                                                             18.


4.5  PAYMENT OF THE CLOSING DATE PAYMENT

          The Closing Date Payment shall be paid at the Time of Closing by wire transfer from the Purchaser to Messrs. Harrison, Elwood, in trust, as agent for the Vendors, receipt thereof by such firm and release from any escrow terms being deemed to constitute receipt by the Vendors of the Closing Date Payment.

4.6  FINAL DETERMINATION OF PURCHASE PRICE AND INTEREST THEREON

     As soon as possible subsequent to the Closing Date, but in no event later than forty-five (45) days following the Closing Date, the Closing Date Financial Statements shall be prepared by Vytec on a basis consistent with the Audited Financial Statements and in accordance with generally accepted accounting principles. The Purchaser acknowledges that any liability for product warranty on the Closing Date Financial Statements will be accounted for on a basis consistent with the treatment of product warranty on the Audited Financial Statements. The Closing Date Financial Statements shall be audited by Deloitte & Touche and shall be subject to the review and approval of Arthur Andersen, on behalf of the Purchaser, at the expense of the Purchaser. The cost: (i) of preparing the Closing Date Financial Statements and the audit to be conducted by Deloitte & Touche in connection therewith; (ii) of preparing the Tax Returns and the associated audit and accounting procedures referred to in Section 8.1.10; and (iii) of the employee bonuses and similar payments referred to in Clause 8.1.3(c)(i) will be accrued on the Closing Date Financial Statements and shall be included in the calculation of working capital under Section 4.2. The Purchaser and its auditors shall be entitled to assist in and review the preparation of the Closing Date Financial Statements and to have access to and to receive copies of the working papers for the Closing Date Financial Statements prior to their finalization. In the event of a dispute between the Vendors and the Purchaser as to any of the amounts shown in the Closing Date

                                                                             19.



Financial Statements or the calculation of the Purchase Price, such dispute shall be resolved in the manner hereinafter provided in Section 4.7. The Purchase Price payable shall be determined by the Purchaser and Andrew Spriet on behalf of the Vendors based upon the Closing Date

Financial Statements. The calculation of the Purchase Price shall include a calculation of the working capital as shown on the Closing Date Financial Statements as set out in Section 4.2. If the Purchase Price is greater than the Closing Date Payment, the Purchaser shall deliver to Messrs. Harrison, Elwood, in trust, by wire transfer or certified cheque or banker's draft payable at par in London, Ontario, the amount equal to the difference between the Purchase Price and the Closing Date Payment, together with interest on that amount calculated from the Closing Date to the date of payment at the rate of 7% per annum. If the Purchase Price is less than the Closing Date Payment, the Vendors, in the aggregate, shall deliver to the Purchaser a certified cheque or banker's draft payable at par in Toronto to or to the order of the Purchaser for an amount equal to the difference between the Purchase Price and the Closing Date Payment, together with interest on that amount calculated from the Closing Date to the date of payment at the rate of 7% per annum. The payment to be made under this Section 4.6 shall be made within thirty (30) days of the delivery of the Closing Date Financial Statements to the Purchaser in accordance with the notice provisions of this Agreement or within thirty (30) days of any final order or decision in respect of the Purchase Price rendered by an Arbitrator as set out in Section 4.7.

4.7  ARBITRATION

     In the event that the parties are unable to resolve a disagreement or dispute with respect to the calculation of the Purchase Price, either party may serve a notice on the other party of its intention to formally arbitrate such disagreement stating with reasonable particularity the subject matter of such dispute. For the purposes of this Section 4.7, notice served upon Andrew Spriet by the Purchaser in

                                                                             20.


accordance with the notice provisions of this Agreement shall be deemed to be notice served upon all Vendors and any notice served upon the Purchaser by Andrew Spriet shall be deemed to be notice to the Purchaser from all Vendors who hereby appoint Andrew Spriet to represent all Vendors on all matters in this
Section 4.7. Within five (5) Business Days of deemed receipt of such notice, the parties shall direct their then accountants or auditors to select a single arbitrator, such arbitrator to be a senior partner of a national accounting firm having offices in Ontario with appropriate experience to determine the dispute and who is not associated with the accountant or auditor of the Purchaser, any of the Vendors or the Corporation or any of its affiliates. Such arbitrator is to be selected within thirty (30) days of the request for an arbitrator with such arbitrator agreeing to use his best efforts to render his decision within sixty (60) days thereafter. The decision of the arbitrator shall be drawn up in writing and shall, notwithstanding anything to the contrary contained in the ARBITRATION ACT (Ontario) be final and binding upon the parties hereto and all persons claiming through and under them as to any question or questions so submitted to arbitration and the parties shall perform the terms and conditions thereof. The arbitrator shall be given access, on a confidential basis, to such books and records of the Corporation as the arbitrator may require to render his decision. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction and thereupon execution or other legal process may issue thereon. The cost of the arbitration shall be paid as determined by the arbitrator. For the purposes hereof, a "senior partner" shall be a chartered accountant who has been a partner of a national accounting firm for at least five (5) years.

                                                                             21.


                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

5.1       REPRESENTATIONS AND WARRANTIES OF INVESTMENTS, ANDREW SPRIET
          AND HELEN SPRIET

          Investments, Andrew Spriet and Helen Spriet hereby jointly and severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated:

5.1.1 INCORPORATION AND ORGANIZATION OF THE CORPORATION: The Corporation is a corporation duly amalgamated and subsisting under the laws of Ontario. No proceedings have been instituted or are pending for the dissolution or liquidation of the Corporation. Annexed hereto as Schedule 5.1.1 are true and complete copies of the Articles of Amalgamation, and all amendments thereto and the by-laws of the Corporation.

5.1.2 QUALIFICATION TO DO BUSINESS: The Corporation and each of its Subsidiaries has the necessary corporate power, authority and capacity to own or lease its property and assets and to carry on the Business as now being conducted by it and is qualified to carry on the Business under the laws of each jurisdiction in which the nature of the Business as carried on by the Corporation and each of its Subsidiaries or the property or assets owned or leased by each of them makes such qualification necessary. Neither the Corporation nor any of its Subsidiaries has agreed to acquire any other business operations. The Corporation carries on no business other than as the registered and beneficial owner of all of the issued and outstanding shares of Vytec.

5.1.3 AUTHORIZED CAPITAL: The authorized capital of the Corporation consists of an unlimited number of Class A shares and an unlimited number of Class B shares.

                                                                             22.


5.1.4 ISSUED SHARES: Of the authorized capital of the Corporation, 38,000 Class A shares and 425,027 Class B shares (and no more), being collectively the Purchased Shares, have been duly and validly allotted and issued and are outstanding as fully paid and non-assessable shares. The certificates evidencing the Purchased Shares bear no restrictive legends and neither the Articles of Amalgamation nor the by-laws of the Corporation contain or provide for any restrictions or restrictive legends with respect to the Purchased Shares or any of them with the exception that the Articles of Amalgamation contain a standard restriction with respect to the transfer of shares in order for the Corporation to qualify as a private corporation under the SECURITIES ACT (Ontario). All requisite action has been taken in order for the Purchased Shares to be validly transferred to the Purchaser pursuant to the terms of this Agreement.

5.1.5     SUBSIDIARIES:   Except as set forth and described in Schedule 5.1.5,
the Corporation has no Subsidiaries and neither the Corporation nor any Subsidiary owns any shares in the capital of any other corporation. The Corporation has not agreed or become bound to acquire any Subsidiary and neither the Corporation nor any Subsidiary has agreed or become bound to acquire any shares in the capital of any other corporation. Each of the Corporation's Subsidiaries is a corporation duly incorporated or continued and subsisting under the laws of its jurisdiction of incorporation or continuance. No proceedings have been instituted or are pending for the dissolution or liquidation of any of such Subsidiaries. The respective jurisdictions of incorporation or continuance, the respective jurisdictions, if any, in which each Subsidiary carries on its part of the Business, the name of each officer, director and shareholder of record of each Subsidiary, the authorized capital of each Subsidiary and the number and class of shares in the capital of each Subsidiary issued, optioned or otherwise agreed to be issued to each shareholder of record or to any other Person are set forth and described in Schedule 5.1.5. The issued shares of

                                                                             23.


each Subsidiary as set forth and described in Schedule 5.1.5 (and no more) have been duly and validly allotted and issued and are outstanding as fully paid and non-assessable shares. The Corporation is the beneficial owner of the shares in the capital of each Subsidiary held, directly or indirectly, by the Corporation (as set forth and described in Schedule 5.1.5) and the Corporation or a Subsidiary is the beneficial owner of the shares in the capital of each other corporation held, directly or indirectly, by the Corporation or a Subsidiary (as set forth and described in Schedule 5.1.5) in each case free of any Encumbrance, except as disclosed in Schedule 5.1.5.

5.1.6     OPTIONS AND ISSUE OF SHARES OR OTHER SECURITIES:   No Person, other
than the Purchaser under this Agreement (or as otherwise disclosed in this Agreement), has any agreement or option or any right capable of becoming an agreement or option (including without limitation, a right of first refusal) for
(i) the purchase from the Vendors or any of them of any of the Purchased Shares owned by them respectively, (ii) the purchase from the Corporation of any shares or other securities of any Subsidiary, or (iii) the purchase from the Corporation or from any Subsidiary of any shares or other securities of any other corporation owned by the Corporation or any Subsidiary. No Person has any agreement or option or any right capable of becoming an agreement or option, including any convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued shares or other securities of the Corporation or any Subsidiary.

5.1.7     FINANCIAL STATEMENTS:

     (a) The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Vytec and each of its Subsidiaries on a consolidated basis as at the Financial Year End together with the

                                                                             24.


consolidated revenues, earnings and results of operations of Vytec and its Subsidiaries for the 12 month period ended on the Financial Year End.

     (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly all assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of each corporation to which such Financial Statements apply as at their respective Financial Year End together with the revenues, earnings and results of operations of each such corporation for the 12 month period then ended.

     (c) The unaudited internally prepared consolidated financial statements of Vytec (excluding Procanpol) as at May 31, 1995 which are attached hereto as
Schedule 5.1.7(c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly all assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Vytec as at May 31, 1995 together with revenues, earnings and results of operations of Vytec for the six month period then ended.

5.1.8     BUSINESS CARRIED ON IN ORDINARY COURSE:

     (a) Except as expressly disclosed on Schedules 1.1.32 and 5.1.8 the Business has been carried on in the ordinary course since the Financial Year End and neither the Corporation nor any Subsidiary has, since the Financial Year End, sold or otherwise disposed of any of its property or assets except in the ordinary course. Since the Financial Year End: (i) there has been no material change in the Business, operations, affairs, or condition (financial or otherwise) of the Corporation or any Subsidiary; (ii) neither the Corporation nor any Subsidiary has suffered an operating loss or any extraordinary loss;
(iii) neither the Corporation nor any Subsidiary has waived, or has agreed or become bound to waive, any right of substantial value or entered into any commitment or transaction not in the ordinary course of business;

                                                                             25.


and (iv) neither the Corporation nor any Subsidiary has created, or has agreed or become bound to create, or has permitted the creation of, any Encumbrance on any of its property or assets.

     (b) Vytec and Vytec (B.C.) operate a Winter Buy Program (the key elements of which are set out in Schedule 5.1.8) pursuant to which they offer discounts to major customers if such customers purchase products from Vytec or Vytec (B.C.) during the period of November to February. Pricing terms and discounts offered by Vytec and Vytec (B.C.) to their customers pursuant to their respective Winter Buy Programs are consistent with historical practice in all material respects and will continue to be so as at the Closing Date. In November, 1994, Vytec and Vytec (B.C.) shipped 40,489 cartons and 6,527 cartons respectively under the Winter Buy Program. It is recognized that, provided that the purchases in November, 1995 under the Winter Buy Program do not exceed 45,000 cartons for Vytec and 10,000 cartons for Vytec (B.C.), the Winter Buy Program in 1995 will be deemed to have been carried on in the ordinary course.

5.1.9 MINUTE BOOKS AND CORPORATE RECORDS: The minute and record books of the Corporation and the Subsidiaries contain in all material respects complete and accurate minutes of all meetings of, and copies of all by-laws and resolutions passed by the directors and shareholders of the Corporation and each Subsidiary since their respective dates of incorporation; all such meetings were duly called and held and all such by-laws and resolutions were duly passed or enacted. The share certificate books, registers of shareholders, registers of transfers, registers of directors and other corporate registers of the Corporation and the Subsidiaries comply with the provisions of governing law and are complete and accurate in all material respects. Neither the Corporation, nor any Subsidiary, nor any Vendor is a party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement or declaration governing the affairs of the Corporation or any Subsidiary or the

                                                                             26.


relationships, rights and duties of shareholders. Schedule 5.1.9 sets out the name of each officer, director and shareholder of record of the Corporation.

5.1.10 ACCURACY OF BOOKS AND RECORDS: The books and records, accounting, financial and otherwise, of the Corporation and the Subsidiaries fairly and correctly set out and disclose in all material respects the financial position of the Corporation and each of the Subsidiaries as at the date hereof and all material financial transactions of the Corporation and each of the Subsidiaries have been accurately recorded in such books and records in conformity with generally accepted accounting principles.

5.1.11    GUARANTEES:   Except as set forth and described in Schedule 5.1.11,
neither the Corporation nor any Subsidiary is a party to or bound by or subject to any Guarantee.

5.1.12 DIVIDENDS: Except as set out in Schedules 1.1.32 and 5.1.12, since the Financial Year End neither the Corporation nor any Subsidiary has declared or paid or has been deemed either under the INCOME TAX ACT (Canada) (or in the case of any Subsidiary which is not incorporated under the laws of Canada, under the Tax Legislation of its incorporating jurisdiction) to have declared or paid any dividend or any other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities and has not redeemed, purchased or otherwise acquired any of its outstanding securities or agreed or become bound to do so.

5.1.13 INTERESTED PERSONS: Except as set forth on Schedules 1.1.32 and 5.1.13, since the Financial Year End no payment has been made or authorized by the Corporation or any Subsidiary to or for the benefit of any Interested Person except in the ordinary course of business. Except as set forth and described in
Schedule 5.1.13, neither the Corporation nor any Subsidiary is a party to or bound by or subject to any agreement, contract or commitment with any Interested Person or has any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of

                                                                             27.


business with respect to Employee Benefits, rents, management or other fees, the reimbursement of expenses incurred on behalf of the Corporation or a Subsidiary or otherwise) to any Interested Person.

5.1.14 DISPOSITIONS AND DISTRIBUTIONS: Since the Financial Year End, neither the Corporation nor any of its Subsidiaries have made any dispositions or distributions of any property whatsoever out of the ordinary course of business which exceed $50,000 in the aggregate, except as set out on Schedule 5.1.14 and
Schedule 1.1.32.

5.1.15    EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS

     (a)  Except as set forth and described in Schedule 5.1.15:

     (i) neither the Corporation nor any Subsidiary: (1) is a party to or bound by or subject to any agreement or arrangement with respect to Employee Benefits and no such agreement or arrangement contains any specific provision as to notice of termination of employment or severance pay in lieu thereof; (2) is in arrears in the payment of any contribution or assessment required to be made by it pursuant to any of the agreements or arrangements set forth and described in Schedule 5.1.15; (3) has any employee who cannot be dismissed on reasonable notice; (4) is a party to or bound by or subject to any agreement or arrangement with any labour union, employee bargaining agency or employee association or has made any commitment to or conducted any negotiation or discussion with any labour union, employee bargaining agency or employee association with respect to any future agreement or arrangement; (5) is required to recognize any labour union, employee bargaining agency or employee association representing its employees or any agent having bargaining rights for its employees and there is no current attempt to organize or establish any

                                                                             28.


          labour union, employee bargaining agency or employee association with respect to employees of the Corporation or any Subsidiary; or (6) is liable or alleged to be liable for any damages to any employee or former employee resulting from the violation or alleged violation of any applicable employment law or regulation, domestic or foreign, including any employment equity, health or safety law or regulation, or any agreement or arrangement with respect to Employee Benefits.

     (ii) No labour union, counsel of labour unions, employee bargaining agency or affiliated bargaining agent has applied to have the Corporation or any Subsidiary declared a related employer pursuant to the provisions of applicable law. There is no unfair labour practice charge or complaint with respect to the employees of the Corporation or any Subsidiary pending before any Tribunal, nor has there been any such charge or complaint pending or threatened at any time during the last three (3) years. There are no charges with respect to or relating to the Corporation or any Subsidiary or the operations of the Business before any Tribunal responsible for the prevention of unlawful employment practices, and the Corporation and each Subsidiary has no notice from any Tribunal responsible for the enforcement of labour or employment laws of an intention to conduct an investigation of the Corporation or any Subsidiary or any part of the Business or employment practices, and no such investigation is in progress. The Corporation and each of the Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment with respect to employees, including part-time employees (if any). There is no grievance or arbitration proceeding pending

                                                                             29.


          (including, without limitation, any appeal in respect thereof) arising out of or under any collective agreement.

     (b) The Corporation and the Subsidiaries have a total of 249 full time and 4 part time employees. The names of such individuals, their years of service, their job descriptions and the Employee Benefits to which they are entitled are set forth and described in Schedule 5.1.15. There is no reason to believe that any employee of the Corporation or any Subsidiary would terminate his or her employment as a result of or in anticipation of the transactions herein contemplated. General relations between the Corporation and the Subsidiaries and their respective employees and labour unions are good and there is no present, pending or threatened labour strike, dispute, picketing, slowdown, work stoppage or lock-out, except as set out in Schedule 5.1.15.

     (c) All obligations of the Corporation and the Subsidiaries with respect to Employee Benefits are reflected in and have been fully accrued in the Audited Financial Statements and, where required, have been paid to the date hereof.

     (d) The Corporation and each of its Canadian Subsidiaries has paid all required assessments and payments to the Workers' Compensation Board of Ontario and the Workers' Compensation Board of British Columbia and is not aware of or been notified of any penalty assessment or surcharge or any additional or similar levy from such Boards.

5.1.16    PENSION AND RETIREMENT PLANS:   Except as set forth in Schedule
5.1.16, neither the Corporation nor any Subsidiary has in effect nor has proposed to have in effect nor has at any time had in effect a pension plan or any other form of post-retirement or similar benefit arrangement for its or their employees or former employees under which there is any liability or obligation of the Corporation or any Subsidiary. All employer contributions required in connection with the Canadian Automobile Workers' Canada Wide Industrial Pension Plan and the Teamsters

                                                                             30.


Local Union 213 Registered Employee Retirement Savings Plan have been made in full to the date hereof. Vytec has no obligation whatsoever in respect of the administration of either of such plans.

5.1.17 DEBT INSTRUMENTS: Except as set forth and described in Schedule 5.1.17, neither the Corporation nor any Subsidiary is a party to or bound by or subject to: (i) any Debt Instrument; or (ii) any agreement, contract or commitment to create, assume or issue any Debt Instrument; and no Debt Instrument or Encumbrance which the Corporation or any Subsidiary is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

5.1.18 TITLE TO AND STATUS OF REAL PROPERTY: Except as set forth and described in Schedules 1.1.23 and 5.1.18 neither the Corporation nor any Subsidiary owns or has any interest in, nor is the Corporation or any Subsidiary a party to or bound by or subject to any agreement, contract or commitment in respect of, or any option to purchase, any real or immovable property. Each of the Corporation and the Subsidiaries is the owner of all of its Real Property, all such Real Property being set forth and described in Schedule 5.1.18 (in which is specified the municipal addresses and complete and accurate legal descriptions of all such Real Property) with good and marketable title thereto in fee simple and free of any Encumbrance except as set forth and described in
Schedule 5.1.18. All of the plant, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part of the Real Property (collectively in this Section "buildings and structures") and all of the buildings and structures on the Leased Property are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used and each of the Corporation and the Subsidiaries has adequate rights of ingress and egress to and from all such buildings and structures for the operation of the Business in the ordinary course. Except as set forth and described in Schedule 5.1.18,

                                                                             31.


none of such buildings and structures, or the operation or maintenance thereof, violates any restrictive covenant or any provision of any applicable law or regulation, or encroaches on any property owned by others, and, without limiting the generality of the foregoing: (i) the Real Property and the Leased Property and the current uses thereof by the Corporation and the Subsidiaries, comply in all respects with all applicable building and zoning regulations, statutes, enactments, laws, regulations and by-laws, domestic or foreign; (ii) no alterations, repairs, improvements or other work have been ordered, directed or requested in writing by any Person with respect to the Real Property or the Leased Property or the buildings and structures or any part thereof; (iii) all accounts for material, work and services with respect to the Real Property and the Leased Property (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no one is entitled to claim a lien under the CONSTRUCTION LIEN ACT (Ontario) or any similar applicable legislation in any other jurisdiction against the Real Property or the Leased Property; (iv) there is nothing owing by the Corporation or any Subsidiary in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities (except for current accounts the payment dates of which have not yet passed); and (v) no part of the Real Property or the Leased Property has been taken or expropriated by any Tribunal, nor has any Legal Proceeding or notice in respect of any such expropriation been commenced, given or threatened.

5.1.19    LEASES AND LEASED PROPERTY

     (a) Neither the Corporation nor any Subsidiary is a party to or bound by or subject to nor has the Corporation or any Subsidiary agreed or become bound to enter into any real or personal property lease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases set forth and described in Schedule 1.1.23, in which is specified the subject matter, the parties to and dates of

                                                                             32.


each of the Leases, and with respect to the Real Property Leases, their expiry dates, particulars of any options to renew, particulars of any requirement thereunder for the consent, approval, permit or acknowledgment of any party thereto or any other Person to the change of control of the Corporation and each Subsidiary herein contemplated, the locations (including municipal addresses) of the Leased Property and the rental payable and any other payments required under the Leases.

     (b) Each of the Leases is valid and subsisting and in good standing, there is no default thereunder and each of the Corporation and the Subsidiaries which is a party to or bound by or subject to any of such Leases is entitled to all rights and benefits thereunder. None of the Corporation, any Subsidiary or any other party thereto is in breach of any of the material provisions of any Lease and (subject to obtaining any consents, approvals, permits and acknowledgments required thereunder to the change in control of the Corporation and each Subsidiary herein contemplated) the completion of the transactions herein contemplated will not afford any of the parties to any Lease or any other Person (other than the Corporation or a Subsidiary) the right to terminate any Lease nor will the completion of the transactions herein contemplated result in any additional or more onerous obligation on the Corporation or any Subsidiary under any Lease.

5.1.20    PERSONAL PROPERTY:   Schedule 5.1.20 sets out all of the tangible
personal property of the Corporation and each of the Subsidiaries owned or used in the conduct of the Business and except as set forth and described in Schedule 5.1.20, each of the Corporation and the Subsidiaries is the owner of all of its personal property and assets with good and marketable title thereto free of any Encumbrance.

5.1.21 INSURANCE: The Corporation and the Subsidiaries maintain fire (with extended risk and casualty coverage), liability, business interruption, use and occupancy and other forms of insurance with insurers covering their property and assets and protecting the Business in such amounts and against such losses and

                                                                             33.


claims as are generally maintained for comparable businesses and properties.
Schedule 5.1.21 sets forth and describes all insurance policies maintained by the Corporation and each of the Subsidiaries for the past five years, including those policies currently maintained by the Corporation and the Subsidiaries and sets out a brief description of the type of insurance, the name of the insurer, policy number, coverage limits and the unexpired or unclaimed amounts in respect of any policy limits in respect thereof, the expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and each of the Corporation and the Subsidiaries which is an insured party under any of such insurance policies is entitled to all rights and benefits thereunder. Schedule 5.1.21 sets forth and describes all pending claims under any of such insurance policies and includes true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. Neither the Corporation nor any Subsidiary has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. There are no circumstances which might entitle the Corporation or any Subsidiary to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers and no material claim under any of such insurance policies has been made by the Corporation or any Subsidiary since the Financial Year End. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by the Corporation or any Subsidiary. There are no known circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Corporation or any Subsidiary.

                                                                             34.


5.1.22 MATERIAL CONTRACTS: Neither the Corporation nor any Subsidiary is a party to or bound by or subject to any material agreement, contract or commitment, written or oral, of any nature or kind except for: (i) agreements and arrangements with respect to Employee Benefits set forth and described in
Schedule 5.1.15; (ii) Guarantees and Debt Instruments set forth and described in Schedules 5.1.11 and 5.1.17, respectively; (iii) Encumbrances set forth and described in Schedules 5.1.18 and 5.1.20; (iv) Leases set forth and described in Schedule 1.1.23; (v) insurance policies set forth and described in Schedule 5.1.21; (vi) service contracts on office, production and other equipment set out in Schedule 5.1.22; (vii) long-term purchase and long-term customer supply
agreements, whether oral or written, set out on Schedule 5.1.22;   (viii)
commitments in respect of capital expenditures the payment terms for which extend beyond the Closing Date as set out on Schedule 5.1.22; (ix) other agreements, contracts and commitments set forth and described in Schedule 5.1.22; and, except as disclosed in such Schedules, no consent, approval, permit or acknowledgment is required under any of such agreements, contracts or commitments from any party thereto or any other Person in connection with the completion of the transactions herein contemplated.

5.1.23    OBLIGATIONS TO CUSTOMERS AND SUPPLIERS:

          Except as set forth and described in Schedule 5.1.23 or as otherwise provided for pursuant to the SALE OF GOODS ACT (Ontario) and corresponding legislation in other jurisdictions where the products of the Corporation and Subsidiaries are sold, there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers or other users of the products of the Corporation and the Subsidiaries.

5.1.24 STATUS OF AGREEMENTS: Each of the material agreements, contracts and commitments, written or oral, which the Corporation or any Subsidiary is a party to or bound by or subject to (including, without limitation, those agreements, contracts

                                                                             35.


and commitments referred to in Section 5.1.22) is in all material respects valid and subsisting and in good standing, there is no default thereunder and there are no facts which, after notice or lapse of time or both, would constitute such a default. Each of the Corporation and the Subsidiaries which is a party to or bound by or subject to any of such material agreements, contracts or commitments is entitled to all rights and benefits thereunder.

5.1.25    LEGAL PROCEEDINGS

     (a) Except as set forth and described in Schedule 5.1.25 there is no Legal Proceeding (whether or not purportedly on behalf of the Corporation or any Subsidiary) in progress, pending, threatened against or affecting the Corporation or any Subsidiary at law or in equity or before or by any Tribunal. To the best of the knowledge and belief of the Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. Except as set forth and described in Schedule 5.1.25, there is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting the Corporation or any Subsidiary.

     (b) There is: (i) no Legal Proceeding (whether or not purportedly on behalf of any of the Vendors in progress, pending, threatened against or affecting any of the Vendors or affecting the title of any of the Vendors to any of the Purchased Shares owned by them at law or in equity or before or by any Tribunal and, to the best of the knowledge and belief of the Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success; and (ii) no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting the Vendors; which, in any such case, might adversely affect the ability of any of the Vendors to enter into this Agreement or to perform their respective obligations hereunder.

                                                                             35.


5.1.26 BANKING INFORMATION: Schedule 5.1.26 sets forth and describes the name and location (including municipal address) of each bank, trust company or other institution in which the Corporation or any Subsidiary has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto. No Person has a general or special power of attorney from the Corporation or any Subsidiary.

5.1.27    TAX MATTERS:

     (a) The Corporation and each of the Subsidiaries has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it; such Tax Returns are true, correct and complete in all material respects and the Corporation and each of the Subsidiaries has made complete and accurate disclosure in such Tax Returns and in all materials accompanying such Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. The Corporation and each of the Subsidiaries has paid all Taxes shown on such Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment. The Audited Financial Statements and the Financial Statements fully reflect and the accounting records of the Corporation and each of the Subsidiaries will continue through the Closing Date to fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. Except as disclosed in Schedule 5.1.27, there is no Legal Proceeding and no assessment, reassessment or request for information in progress, pending or threatened against or affecting the Corporation or any Subsidiary in respect of Taxes or any Tax Returns nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes. The Assessments, if any, based upon the last audits performed by Revenue Canada, the Ministry of Finance (Ontario) and the Ministry of Finance and Corporate Relations (British Columbia) in respect of Taxes

                                                                             37.


owing by the Corporation and each of the Canadian Subsidiaries are attached to
Schedule 5.1.27. There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Corporation or any Subsidiary. The Corporation and each of the Subsidiaries has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has paid all such amounts withheld and all instalments of Taxes due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation. The Corporation and each of its Canadian Subsidiaries have collected and remitted within the time limits required all amounts required to be collected and remitted under the EXCISE TAX ACT (Canada), the RETAIL SALES TAX ACT (Ontario) and the SOCIAL SERVICES TAX ACT (British Columbia) and all similar legislation in all other Provinces of Canada applicable to the Corporation and its Subsidiaries.

     (b) Schedule 5.1.27 accurately sets out the Corporation's and each of its Canadian Subsidiary's non-capital losses (as defined in the INCOME TAX ACT (Canada) and any relevant provincial taxing statute) for the purposes of such statutes in respect of the last seven taxation years ending on or before November 30, 1994. Schedule 5.1.27 accurately sets out the Corporation's and each Canadian Subsidiary's net capital losses (as defined in the INCOME TAX ACT (Canada) and any relevant provincial taxing statute) for the purposes of such statutes in respect of each taxation year ending on or before November 30, 1994. Notices of Determination of Loss have neither been requested by nor issued to the Corporation nor to any Canadian Subsidiary. Copies of all forms T2038 or any equivalent forms for both the Corporation and each Canadian Subsidiary are attached to Schedule 5.1.27 and have been accepted as correct and complete by the relevant governmental agencies for the

                                                                             38.


purpose of INCOME TAX ACT (Canada) and any relevant provincial taxing statute, except as otherwise set out on Schedule 5.1.27. Schedule 5.1.27 accurately sets out the investment tax credits (as defined in the INCOME TAX ACT (Canada) and any relevant provincial taxing statute) still available to the Corporation and each Canadian Subsidiary for taxation years ending after November 30, 1994 or used by the Corporation and each Canadian Subsidiary in respect of the last seven taxation years ending before November 30, 1994. Schedule 5.1.27 will as of November 30, 1994 accurately set out the status of the following Tax accounts for the Corporation and each Subsidiary, as applicable:

     (a) the adjusted cost base of the Corporation's and each Canadian Subsidiary's capital properties;

     (b) the Corporation's and each Canadian Subsidiary's capital dividend account;

     (c) the cost of the Corporation's and each Canadian Subsidiary's depreciable properties for capital cost allowance purposes;

     (d) the capital cost allowance taken on each class of the Corporation's and each Canadian Subsidiary's depreciable property;

     (e) the undepreciated capital cost of each class of the Corporation's and each Canadian Subsidiary's depreciable property;

     (f) the Corporation's and each Canadian Subsidiary's cumulative eligible capital account;

     (g) the Corporation's and each Canadian Subsidiary's refundable dividend tax on hand; and

     (h) the input tax credits, as defined in Part IX of the EXCISE TAX ACT for the purposes of the goods and services tax thereunder.

Each of the seven accounts set out in items (a) to (g) above shall be as defined in the INCOME TAX ACT (Canada) and any relevant provincial taxing statutes.

                                                                             39.



     (c) The amalgamation of HMS and Vytec International contemplated by the Reorganization satisfies all of the requirements provided for under Section 87 of the INCOME TAX ACT and qualifies as an "amalgamation" within the meaning of that Section.

5.1.28 ACCOUNTS RECEIVABLE: The accounts receivable recorded on the books of the Corporation and the Subsidiaries less any reasonable reserve in respect thereof for doubtful accounts calculated in accordance with generally accepted accounting principles and past practice have arisen in the ordinary course of the Business, are bona fide and good and fully collectible without any set-off or counterclaim.

5.1.29 COMPLIANCE WITH APPLICABLE LAWS: Except in respect of environmental matters which are separately dealt with in Section 5.1.31 and matters relating to the Real Property and the Leased Property which are separately dealt with in Sections 5.1.18 and 5.1.19, the Corporation and each of the Subsidiaries has conducted and is conducting the Business in compliance with all material applicable laws, rules and regulations of each jurisdiction, domestic or foreign, in which the Business is carried on, is not in breach in any material respect of any of such laws, rules, policies, guidelines or regulations, and is duly licenced or registered in each jurisdiction in which it owns or leases its property and assets or carries on the Business, so as to enable the Business to be carried on as now conducted and its property and assets to be so owned or leased. Each of such licences and registrations is valid and subsisting and in good standing and there is no default thereunder. None of such licences and registrations (i) contains any burdensome term, provision, condition or limitation which has or could have a material adverse effect on the Corporation or any Subsidiary or the Business, or (ii) except as specifically disclosed in this Agreement including the Schedules hereto, requires the consent, approval, permit or acknowledgment of any Person in connection with the completion of the transactions herein contemplated.

                                                                             40.


5.1.30    ENVIRONMENTAL MATTERS:

     (a) The Real Property and the Leased Property and their existing and prior uses comply and have at all times complied with in all material respects, and neither the Corporation nor any Subsidiary is nor has been in violation of in any material respect, in connection with the ownership, use, maintenance or operation of its property and assets, including the Real Property and the Leased Property and the conduct of the Business, all material applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, guidelines, permits, licences, certificates or approvals, domestic or foreign, relating to environmental, health or safety matters (collectively in this Section "environmental laws").

     (b) Without limiting the generality of paragraph (a) above, each of the Corporation and the Subsidiaries: (i) has operated the Real Property and the Leased Property; and (ii) has received, handled, used, stored, treated, shipped and disposed of all pollutants, contaminants, hazardous or toxic materials, controlled or dangerous substances or wastes (collectively in this Section "contaminants") in strict compliance with all applicable environmental laws, both domestic and foreign. Neither the Corporation nor any of its Subsidiaries currently or at any time in the past has manufactured, assembled, sold or distributed any product which contains or contained asbestos as a component thereof.

     (c) There are no orders, rulings or directives issued, pending or threatened against the Corporation or any Subsidiary under or pursuant to any environmental laws, both domestic and foreign, requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or any Subsidiary (including the Real Property and the Leased Property) or the conduct of the Business.

     (d) Except as set forth and described in Schedule 5.1.30 no contaminants have been released into the environment or deposited, discharged, placed or

                                                                             41.


disposed of, at, on or near the Real Property or the Leased Property, nor has the Real Property or the Leased Property been used at any time by any Person as a landfill or waste disposal or similar site.

     (e)  No notice with respect to any of the matters referred to in paragraphs
(a), (b), (c) or (d) above, including any alleged violations by the Corporation or any Subsidiary with respect thereto has been received by the Corporation or any Subsidiary and no writ, injunction, order or judgment is outstanding, and no Legal Proceeding under or pursuant to any environmental laws, both domestic and foreign, or relating to the ownership, use, maintenance or operation of the property and assets of the Corporation or any Subsidiary (including the Real Property and the Leased Property) or the Business is in progress, pending or threatened. To the best of the knowledge and belief of the Vendors, after due enquiry, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success.

     (f) The Vendors have provided to the Purchaser a copy of: (i) the report of the environmental assessment of facilities and operations of Vytec Corporation, London, Ontario dated May, 1991 by Sendex Environmental and Industrial Hygiene Consultants; and (ii) the report of Atkinson, Davies Inc. entitled Report on Environmental Assessment Phases I and II for Municipal No. 1020 Pond Mills Road, London, Ontario dated September 15, 1994. The Purchaser further acknowledges that it arranged for environmental investigations and reports to be completed by Trow Consulting Engineers Ltd. in respect of Vytec Corporation, London, Ontario (report dated October 3, 1995) and Gartner Lee Limited in respect of Vytec (B.C.) Inc. (dated October, 1995) and that any environmental remedial issues that have been suggested in such reports are deemed to be within the actual knowledge of the Purchaser for all purposes under this Agreement.

                                                                             42.


5.1.31 RESIDENCE OF VENDORS: None of the Vendors is a "non-resident" of Canada within the meaning of the INCOME TAX ACT (Canada).

5.1.32 LIABILITIES: There are no liabilities of the Corporation of any kind (whether accrued, absolute, contingent or otherwise) existing on the date hereof. There are no material liabilities of any Subsidiary of any kind (whether accrued, absolute, contingent or otherwise) existing on the date hereof except for: (i) liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Audited Financial Statements and the Financial Statements; (ii) liabilities disclosed or referred to in this Agreement, including the Schedules hereto; and (iii) liabilities incurred in the ordinary course of business and attributable to the period since the Financial Year End; none of which is materially adverse to the Business, operations, affairs, prospects or condition (financial or otherwise) of the Corporation or any Subsidiary.

5.1.33 CONDITION AND SUFFICIENCY OF ASSETS: All facilities, machinery, equipment and other personal property owned or used by the Corporation and the Subsidiaries in connection with the Business are, in all material respects, in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted. The Corporation and each of its Subsidiaries owns or leases all of the property and assets necessary for them to conduct the Business as it is currently being conducted.

5.1.34    INVENTORIES:  The inventories of the Corporation and the Subsidiaries:
(i) consist solely of items of tangible personal property of the kind and quality regularly used or produced in the Business and are of market value quality;

(ii) are saleable or resaleable (or usable) in the ordinary course of the Business for the purpose for which they were intended; (iii) are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with normal business practice; (iv) are not slow moving

                                                                             43.


or obsolete; and (v) have been valued in the Audited Financial Statements at the lower of cost, determined by the first-in, first-out (FIFO) method, and market; the term "cost" as used herein represents the cost to the Corporation or a Subsidiary of the new materials forming part of the inventories or appropriated thereto plus the cost of direct labour applied thereto and with a reasonable allocation of overhead costs.

5.1.35    INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

     (a) Schedule 5.1.35 sets forth and describes all Intellectual and Industrial Property Rights used in whole or in part in, or required for the carrying on by the Corporation and the Subsidiaries of the Business and specifies, for each item, whether the Intellectual and Industrial Property Rights are owned by the Corporation or a Subsidiary (in this Section "Owned I.P.") or whether the Intellectual and Industrial Property Rights are used by the Corporation or a Subsidiary under a licence agreement or arrangement from another Person (in this Section "Licenced I.P.").

     (b) Schedule 5.1.35 specifies, for each item of Owned I.P., the registration or application number, country, filing and expiration dates (if any), classes and, for any unregistered Owned I.P. not under application for registration, the products and/or services with respect to which and the countries in which such unregistered Owned I.P. are used. All of the Owned I.P. are valid and subsisting, are owned by the Corporation or a Subsidiary with good and marketable title thereto free of any Encumbrance and, except for any unregistered Owned I.P. not under application for registration, all registrations and filings necessary to preserve the rights of the Corporation and the Subsidiaries in and to the Owned I.P. have been made.

                                                                             44.


     (c) The Corporation and the Subsidiaries have not granted any rights to any Person to use the Owned I.P. except among the Corporation and its Subsidiaries and except as set out in Schedule 5.1.35.

     (d) Schedule 5.1.35 specifies, for each item of Licenced I.P., whether the rights granted to the Corporation or a Subsidiary thereunder are exclusive, or non-exclusive sets out particulars of any requirement thereunder for the consent, approval, permit or acknowledgment of any Person in connection with the completion of the transactions herein contemplated and the royalty payments, licence fees and other charges payable by the Corporation or a Subsidiary thereunder. Each licence agreement or arrangement with respect to Licenced I.P. is valid and subsisting and in good standing and there is no default thereunder.

     (e) No Person has commenced any Legal Proceeding claiming adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Owned I.P. or the Licenced I.P. or challenging any rights of the Corporation or any Subsidiary in and to the Owned I.P. or the Licenced I.P. or the right of the Corporation or any Subsidiary to use the Owned I.P. or the Licenced I.P. in the conduct of the Business. To the best of the knowledge and belief of the Vendors, after due enquiry, the conduct of the Business by the Corporation and the Subsidiaries and their use of the Owned I.P. and the Licenced I.P. do not conflict with, infringe upon or violate and are not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights or the trade secrets, know-how or confidential or proprietary information of any other Person. To the best of the knowledge of the Vendors, no other Person is using any Intellectual and Industrial Property Rights which conflict with, infringe upon or violate the rights of the Corporation or any Subsidiary in and to the Owned I.P. or the Licenced I.P.

                                                                             45.


5.1.36    SIGNIFICANT CUSTOMERS AND SUPPLIERS:   The top 20 customers of the
Business and their respective annual purchases and purchase volume percentages for the 11 months ended October 31, 1995 are set out on Schedule 5.1.36.
Neither the Corporation nor any Subsidiary is a party to any long-term purchase agreement with any supplier other than as set out on Schedule 5.1.22. There are no material supply agreements to which the Corporation or any Subsidiary is or was a party which have expired, been terminated or not renewed since the respective Financial Year Ends or which will expire, will terminate or might not be renewed within the next six months.

5.1.37    CONFLICTING INSTRUMENTS

     (a) The entering into of this Agreement by the parties hereto and the completion of the transactions herein contemplated do not and will not conflict with or result in the breach or violation of any of the terms and provisions of
(i) the Articles of Incorporation or by-laws of the Corporation or any Subsidiary, (ii) subject to obtaining any consent, approval, permit or acknowledgment which may be required thereunder in connection with the completion of the transactions herein contemplated, any licence or registration or any agreement, contract or commitment, written or oral, to which the Corporation or any Subsidiary is a party or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgment, decree, injunction, ruling, order or award of any Tribunal.

(b) The entering into of this Agreement by each of the Vendors and the performance of their respective obligations hereunder do not and will not conflict with or result in the breach or violation of (i) the Articles of Incorporation or by-laws of Investments, or (ii) any agreement, contract or commitment, written or oral, to which Investments or any other Vendor is a party or bound by or subject to.

5.1.38 PAID UP CAPITAL: The paid up capital of the Purchased Shares for purposes of the INCOME TAX ACT (Canada) is $10,119,718.00.

                                                                             46.


5.1.39 OWNERSHIP OF PURCHASED SHARES BY INVESTMENTS: Investments is the registered and beneficial owner of 418,527 Class B shares of the Purchased Shares, free and clear of any Encumbrance.

5.1.40 INCORPORATION, ORGANIZATION AND AUTHORITY OF INVESTMENTS, DUE AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY OF OBLIGATIONS

          Investments is a corporation duly incorporated or continued and subsisting under the laws of the Province of Ontario and has the necessary corporate power, authority and capacity to enter into this Agreement, to own the 418,527 Class B shares of the Purchased Shares owned by it, to sell the 418,527 Class B shares owned by it to the Purchaser as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of Investments and this Agreement has been duly and validly executed and delivered by Investments and is a valid and binding obligation of Investments enforceable against Investments in accordance with its terms.

5.1.41 NON-OPERATING COMPANIES: None of Accord Ontario, Prestige Ontario, 10110 Newfoundland, Accord Australia, Prestige Australia, Mastic Australia, Mastic New Zealand or Prestige New Zealand is now carrying on or ever has carried on any active business and none of such companies has any assets or liabilities.

5.1.42 DISCLOSURE: The representations and warranties of each of the Vendors contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Purchased Shares.

                                                                             47.


5.2       OWNERSHIP OF SHARES OF INVESTMENTS

          The Vendors, other than Investments, hereby jointly and severally represent and warrant to the Purchaser that they are the registered and beneficial owners of all of the issued and outstanding shares in the capital of Investments as set out in the recitals hereto.

5.3       REPRESENTATIONS AND WARRANTIES OF ANDREW SPRIET

          Andrew Spriet hereby represents and warrants to the Purchaser that he is the registered and beneficial owner of 9,300 Class A shares and 6,500 Class B shares being all of the Purchased Shares owned by him and that all such shares are owned free of any Encumbrance. Andrew Spriet is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Andrew Spriet acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated.

5.4       REPRESENTATIONS AND WARRANTIES OF HELEN SPRIET

          Helen Spriet hereby represents and warrants to the Purchaser that she is the beneficial owner of 6,200 Class A shares being all of the Purchased Shares owned by her and that all such shares are owned free of any Encumbrance. Helen Spriet is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Helen Spriet acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated.

5.5       REPRESENTATIONS AND WARRANTIES OF NICOLE SPRIET

          Nicole Spriet hereby represents and warrants to the Purchaser that she is the beneficial owner of 7,500 Class A shares being all of the Purchased Shares owned by her and that all such shares are owned free of any Encumbrance. Nicole Spriet is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Nicole Spriet acknowledges that the Purchaser is relying on such

                                                                             48.


representations and warranties in connection with the transactions herein contemplated.

5.6       REPRESENTATIONS AND WARRANTIES OF PAUL SPRIET

          Paul Spriet hereby represents and warrants to the Purchaser that he is the beneficial owner of 7,500 Class A shares being all of the Purchased Shares owned by him and that all such shares are owned free of any Encumbrance. Paul Spriet is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Paul Spriet acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated.

5.7       REPRESENTATIONS AND WARRANTIES OF JEFFERY SPRIET

          Jeffery Spriet hereby represents and warrants to the Purchaser that he is the beneficial owner of 7,500 Class A shares being all of the Purchased Shares owned by him and that all such shares are owned free of any Encumbrance. Jeffery Spriet is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Jeffery Spriet acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated.

                                    ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER: The Purchaser hereby represents and warrants to each of the Vendors as follows and acknowledges that each of them is relying on such representations and warranties in connection with the transactions herein contemplated:

6.1.1 INCORPORATION, ORGANIZATION AND AUTHORITY OF THE PURCHASER, DUE AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY OF OBLIGATIONS:

          The Purchaser is a corporation duly incorporated and subsisting under the laws of Ontario and has the necessary corporate power, authority and capacity to enter into this Agreement, to purchase the Purchased Shares from the Vendors as

                                                                             49.


herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.1.2 CONFLICTING INSTRUMENTS: The entering into of this Agreement by the Purchaser and the performance of its obligations hereunder do not and will not conflict with or result in the breach or violation of (i) the Articles of Incorporation or by-laws of the Purchaser, or (ii) any agreement, contract or commitment, written or oral, to which the Purchaser is a party or bound by or subject to.

6.1.3 LEGAL PROCEEDINGS: There is: (i) no Legal Proceeding (whether or not purportedly on behalf of the Purchaser) in progress, pending, threatened against or affecting the Purchaser at law or in equity or before or by any Tribunal and, to the best of the knowledge and belief of the Purchaser, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success; and (ii) no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting the Purchaser which, in any such case, might adversely affect the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

                                    ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1       SURVIVAL OF REPRESENTATIONS AND WARRANTIES  OF THE VENDORS

          The respective representations and warranties of the Vendors, contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made

                                                                             50.

by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

          (i) in the case of a claim in respect of a representation or warranty relating to a matter other than a matter referred to in clauses
               (ii), (iii) or (iv) of this Section 7.1, within a period of three years from the Closing Date;

          (ii) in the case of a claim in respect of a representation or warranty relating to a Tax matter, other than a claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any applicable Tax Legislation, within a period commencing on the Closing Date and ending on the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters; and

         (iii) in the case of a claim in respect of a representation or warranty relating to the title of the Vendors to the Purchased Shares and in the case of a claim in respect of a representation or warranty relating to any Tax liability of the Corporation or any Subsidiary based on any misrepresentation made or fraud committed in filing a Tax Return or supplying information for purposes of any applicable Tax Legislation, there shall be no time limit within which such a claim shall be made.

                                                                             51.


7.2       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Vendors, with respect thereto, shall continue in full force and effect for the benefit of the Vendors provided, however, that no claim in respect thereof shall be valid unless it is made within a period of three years from the Closing Date.

                                    ARTICLE 8
                            COVENANTS OF THE VENDORS

8.1       COVENANTS OF THE VENDORS

          The Vendors hereby jointly and severally covenant and agree with the Purchaser as follows:

8.1.1     INVESTIGATIONS AND AVAILABILITY OF RECORDS

     (a) Between the date hereof and the Closing Date each of the Vendors shall permit and shall cause the Corporation, the Subsidiaries and their respective officers, directors and employees to permit the Purchaser's representatives to make such investigations of the Business and the property and assets of the Corporation and the Subsidiaries, their legal, financial and tax condition and their compliance with such environmental and other applicable laws or regulations as the Purchaser deems necessary or desirable; provided that such investigations shall be carried out without undue interference with the operations of the Corporation or any Subsidiary and each of the Vendors shall co-operate fully in facilitating such investigations and shall furnish copies of all such documents and materials relating to such matters as may be reasonably
requested by or on behalf of the Purchaser.   Such investigations shall not,
however, affect or mitigate the representations and warranties of the Vendors contained in this Agreement or in any agreement,

                                                                             52.


certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Section 7.1.

     (b) Without limiting the generality of the foregoing, the Purchaser's Representatives shall be permitted, during reasonable business hours and on reasonable prior notice, access to the Real Property and the Leased Property for the purpose of making soil, ground water, environmental or other tests, measurements or surveys in, on or below the Real Property and the Leased Property and/or for the purpose of conducting or causing to be conducted an environmental assessment, provided that such testing or assessment is conducted in a manner which does not unduly interfere with the operations of the Corporation or any Subsidiary and provided further that the Purchaser shall repair any damage caused by such testing.

8.1.2     CONSENTS, ETC.:   Commencing forthwith after the date hereof each of
the Vendors shall use its, his or her best efforts to obtain at or prior to the Time of Closing: (i) from the parties (other than the Corporation and any Subsidiary) to the agreements, contracts, leases and commitments referred to in
Section 5.1.23; and (ii) from such other Persons from whom any such consent, approval, permit or acknowledgment may be required; all necessary consents, approvals, permits and acknowledgments which may be required in connection with the completion of the transactions herein contemplated.

8.1.3     CONDUCT OF THE BUSINESS

     (a) Between the date hereof and the Time of Closing each of the Vendors shall:

          (i) cause the Corporation and the Subsidiaries to carry on the Business in the ordinary course (except as may be otherwise

                                                                             53.


               required or contemplated by the provisions of this Agreement, including this Section);

          (ii) cause the Corporation and the Subsidiaries to use their respective best efforts to preserve the Business and the goodwill of suppliers, customers and others having relations with the Corporation and the Subsidiaries;

         (iii) cause the Corporation and the Subsidiaries to use their respective best efforts to retain the services of the present executives, employees, consultants and advisors of or to the Corporation and the Subsidiaries; and

          (iv) cause the Corporation and the Subsidiaries to continue in full force and effect the insurance coverage referred to in Section
               5.1.21 and to take out such additional insurance as may be required in the ordinary course of the Business or as may be reasonably requested.

     (b) Between the date hereof and the Time of Closing each of the Vendors shall ensure that neither the Corporation nor any Subsidiary (except as may be otherwise required or contemplated by the provisions of this Agreement, including this Section) shall, without the prior written consent of the
Purchaser: (i) become a party to or bound by or subject to any new agreement, contract or commitment with any Interested Person or amend or concur in the amendment of any such existing agreement, contract or commitment; (ii) make or authorize any capital expenditure for which payment would be due following Closing except for capital expenditures in the ordinary course of business and for which the cost to the Business as a whole will not exceed $50,000.00 in the aggregate; (iii) become a party to or bound by or subject to any new agreement or arrangement with respect to Employee Benefits (other than an employment or personal services agreement or arrangement which

                                                                             54.


is terminable by the Corporation or a Subsidiary without liability on no more than 30 days' notice) or amend or concur in the amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Employee Benefits; (iv) except as contemplated in the Reorganization, take any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any Person or amend its articles or by-laws; (v) make any loan to or investment in any Person; (vi) become a party to or bound by or subject to any new Debt Instrument or amend or concur in the amendment of or prepay or vary the terms of any indebtedness or other obligation under any existing Debt Instrument; (vii) become a party to or bound by or subject to any new Guarantee or amend or concur in the amendment of any existing Guarantee; (viii) except as contemplated in the Reorganization, declare or pay any dividend or other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities or redeem, purchase or otherwise acquire any of its outstanding securities; (ix) purchase, sell or lease any property or assets other than in the ordinary course of business; (x) cancel, waive or vary the terms of any debt owing to or any claim or right of the Corporation or any Subsidiary; (xi) except as contemplated in the Reorganization, issue any shares or other securities or make any change in the number or class of or rights attached to any issued or unissued shares of its capital stock or grant, issue or make any option, warrant, subscription, convertible security or other right or commitment to purchase or acquire any shares of its capital stock or other securities; (xii) incur any obligation or liability except in the ordinary course of business or make, authorize or accept any early payment of any existing obligation or liability; (xiii) create or permit the creation of any new Encumbrance on any of its property or assets (except for any lien for unpaid Taxes not yet due) or amend or concur in the amendment of any such existing Encumbrance; or (xiv) change or alter the physical content or character of any

                                                                             55.


inventories of the Business so as to materially affect the nature of the Business or materially and adversely change the value of such inventories from that reflected in the Audited Financial Statements; or agree or become bound to do any of the foregoing.

     (c) Between the date hereof and the Time of Closing each of the Vendors shall cause the Corporation and each of the Subsidiaries: (i) to accrue for payment of all bonuses and similar payments owing from the Corporation and the Subsidiaries to their respective officers, directors and employees for the period up to and including the Closing Date, including all amounts owing from Vytec to each of its officers, directors and employees pursuant to any Vytec Employee Profit Sharing Arrangement, such amount to be reflected upon the Closing Date Financial Statements and to be paid by Vytec forthwith following Closing in agreement with Andrew Spriet; (ii) to prepare and file in a timely manner all Tax Returns required to be filed by them and pay all Taxes required under any applicable Tax Legislation to be paid by them for any taxation year ending on or before the Closing Date; (iii) to pay within the time prescribed by any applicable Tax Legislation any required instalments of Taxes; (iv) to make adequate provision in its financial statements for the Taxes which relate to any taxation year or part thereof ending or arising before the Closing Date or ending as a consequence of the Closing which are not yet due and payable and for which Tax Returns are not yet required to be filed; (v) to withhold from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and to pay all such amounts withheld to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation; and (vi) not to enter into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it without the prior written consent of the Purchaser.

                                                                             56.



8.1.4 DELIVERY OF BOOKS AND RECORDS: At the Time of Closing the Vendors shall deliver or cause the Corporation and each of the Subsidiaries to deliver to the Purchaser, or as it may otherwise instruct, all books and records pertaining to the Corporation, the Subsidiaries and the Business, including minute and record books, corporate records and documents, corporate seals, books of account, accounting records, past financial statements, Tax Returns, share certificate books and share records, share certificates representing the shares of each Subsidiary owned, directly or indirectly, by the Corporation, share certificates representing the shares of each other corporation owned, directly or indirectly, by the Corporation or a Subsidiary, title documents and surveys, Intellectual and Industrial Property Rights owned by and licence agreements or arrangements with respect to Intellectual and Industrial Property Rights held by the Corporation and the Subsidiaries, licences, registrations and permits held by the Corporation and the Subsidiaries, Debt Instruments, Guarantees, Encumbrances, agreements, contracts and commitments which the Corporation or any Subsidiary is a party to or bound by or subject to, lists of suppliers and customers of the Business and all other documents, files, records and other data, financial or otherwise, of the Corporation and the Subsidiaries which may be in the possession of the Corporation, any Subsidiary, any of the Vendors, or any other Person.

8.1.5     DELIVERY OF NON-COMPETITION AGREEMENTS:   Andrew Spriet shall execute
and deliver to the Purchaser at the Time of Closing a non-competition agreement in the form of the unexecuted non-competition agreement annexed hereto as
Schedule 8.1.5.

8.1.6 TRANSFER OF PURCHASED SHARES: Each of the Vendors shall take, and shall cause the Corporation to take, all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Purchased Shares to be duly and validly transferred to the Purchaser and to have such transfers duly and validly recorded on

                                                                             57.


the books of the Corporation so that the Purchaser is entered on the books of the Corporation as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser representing the Purchased Shares.

8.1.7     RESIGNATIONS OF DIRECTORS AND OFFICERS:   Each of the Vendors shall
cause such directors and officers of each of the Corporation and the Subsidiaries as the Purchaser may specify to resign in favour of nominees of the Purchaser, such resignations to be effective at the Time of Closing unless a later time is specified by the Purchaser.

8.1.8     RELEASES:   Each of the Vendors shall execute and deliver to the
Purchaser at the Time of Closing a release by each of them and shall cause to be executed and delivered to the Purchaser at the Time of Closing a release by each director and officer of each of the Corporation and the Subsidiaries and such other Persons as the Purchaser may specify, each such release to be in the form annexed hereto as Schedule 8.1.8, such release with respect to Paul Spriet to be qualified to protect his rights as an employee.

8.1.9     (Intentionally Deleted)

8.1.10 TAX RETURNS: The Vendors acknowledge that although the Tax Returns to be filed by the Corporation and each of its Subsidiaries in respect of the taxation years ending on or before November 30, 1995 (or in the case of Vytec Pty, Accord Australia, Prestige Australia, Mastic Australia, Prestige New Zealand, Mastic New Zealand and Vytec (New Zealand), October 31, 1995 and in the case of Procanpol, December 31, 1995) and as a result of the Reorganization and the Closing will be filed by Vytec following Closing, such Tax Returns will be completed and filed based upon information and tax planning prepared by the Vendors, the Corporation and each of its Subsidiaries while owned by the Vendors. The Vendors acknowledge, therefore, that they shall be responsible for all information contained in such Tax Returns and that they shall arrange for their auditors to prepare such

                                                                             58.


Tax Returns within 45 days of the Closing Date. The Vendors covenant that they shall ensure that all such Tax Returns are true, correct and complete in all material respects. The Vendors agree that auditors chosen by the Purchaser will be permitted to review all such Tax Returns prior to their filing. The cost of the preparation and filing of all such Tax Returns and the audits and other accounting procedures to be conducted in connection therewith shall be borne by the Corporation and each of the Subsidiaries and shall be accrued on the Closing Date Financial Statements as provided for in Section 4.6.

8.1.11 TAX ACCOUNTS: The Vendors covenant to assist and to arrange for their accountants and auditors to assist in the calculation of each of the Tax Accounts and other amounts set out in Section 5.1.27(b) as at November 30, 1995 forthwith following Closing and in no event later than January 15, 1996.

8.1.12 SUBSECTION 256(9) ELECTION: The Vendors agree that pursuant to the provisions of subsection 256(9) of the INCOME TAX ACT (Canada) the Corporation and its Subsidiaries will elect in their appropriate Tax Returns for the taxation years ending immediately before Closing that the deeming provisions contained in subsection 256(9) will not apply. The Vendors agree that the effective time of the Closing of the transactions contemplated herein will be as set out in Section 12.3.

8.1.13 10110 NEWFOUNDLAND TAX RETURNS: In addition to Section 8.1.10, the Vendors shall forthwith following Closing arrange for their auditors to prepare any and all Tax Returns for 10110 Newfoundland which were to have been completed and filed prior to November 30, 1995. The Vendors agree that auditors chosen by the Purchaser will be permitted to review all such Tax Returns prior to their filing.

8.2  COVENANT OF ANDREW SPRIET
     Andrew Spriet hereby covenants with the Purchaser that he shall use his best efforts to cause the Corporation and the Subsidiaries to retain the continued

                                                                             59.


services of their respective employees and to assist the Purchaser in respect of the same.
                                    ARTICLE 9
                           COVENANTS OF THE PURCHASER

9.1       COVENANTS OF THE PURCHASER

          The Purchaser hereby covenants and agrees with each of the Vendors as follows:

9.1.1 RELEASE FROM GUARANTEES: Between the date hereof and the Closing Date the Purchaser shall cooperate with Vytec in any reasonable attempt made to obtain the release of any guarantee or other similar financial obligation in respect of Vytec or any of its Subsidiaries given by Andrew Spriet or any other affiliate of Vytec or any of its Subsidiaries. In the event that any such guarantee relates to the operation of the Business and the holder of such guarantee refuses to grant a release to Andrew Spriet or any other affiliate of Vytec, the Purchaser shall indemnify and hold harmless such Person or Persons from any loss, damage, claim, Legal Proceeding, deficiency or expense, including all out-of-pocket costs, and including, without limitation, all reasonable legal and accounting fees and disbursements, relating to, arising from or in accordance with any claim brought against Andrew Spriet or any affiliate of Vytec in respect of any guarantee for which a release was denied.

9.1.2 TAX MATTERS: The Purchaser shall cause each of the Corporation and the Subsidiaries from and after the Closing Date to retain all books and records and any other documents, information and files of the Corporation and the Subsidiaries relating to any period ending on or prior to the Closing Date for a period of six years following the Closing Date.

9.1.3 ACCESS TO BOOKS AND RECORDS:The Purchaser agrees that it will permit the Vendors or their authorized representatives reasonable access to the

                                                                             60.


documents, books and records delivered to it pursuant to Section 8.1.4 for a period of at least 6 years from the Closing Date during normal business hours upon reasonable notice for the purpose of verifying the affairs of the Vendors prior to Closing in connection with tax matters and other statutory requirements, but the Purchaser shall not be responsible or liable to the Vendors for or as a result of any loss or destruction of or damage to any such documents, books or records provided that the Purchaser shall have taken reasonable care to protect such documents, books or records.

9.1.4 SUBSECTION 256(9) ELECTION: The Purchaser agrees that pursuant to the provisions of subsection 256(9) of the INCOME TAX ACT (Canada), the Corporation and its Subsidiaries will elect in their appropriate Tax Returns for the taxation years ending immediately before Closing that the deeming provisions contained in subsection 256(9) will not apply. The Purchaser agrees that the effective time of the Closing of the transactions contemplated herein will be as set out in Section 12.3.

9.1.5 BONUS PAYMENTS: The Purchaser covenants that prior to Closing it will make arrangements with Andrew Spriet that are reasonably satisfactory to him for the payment of employee bonuses which are to be accrued in the Closing Date Financial Statements as provided for in Section 4.6.

                                   ARTICLE 10
                        PURCHASER'S CONDITIONS OF CLOSING

10.1      CONDITIONS FOR THE BENEFIT OF THE PURCHASER

          The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Vendors, jointly and severally covenant and

                                                                             61.


agree to use their best efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

10.1.1 TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE VENDORS: The representations and warranties of the Vendors contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 5) shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. Each of the Vendors shall deliver to the Purchaser at the Time of Closing certificates to that effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 10 has been complied with. Notwithstanding the foregoing, the receipt of such certificates and the completion of the transactions herein contemplated shall not constitute a waiver of any of such representations and warranties, each of which shall survive the Closing and remain in full force and effect for the benefit of the Purchaser as provided in Section 7.1.

10.1.2    PERFORMANCE OF COVENANTS ETC. BY THE VENDORS:   Each of the Vendors
shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by them at or prior to the Time of Closing, including, without limitation, the covenants set forth in Article 8.

10.1.3 LEGAL OPINION: A legal opinion of Messrs. Harrison, Elwood dated the Closing Date and being substantially in the form annexed hereto as Schedule
10.1.3 shall have been received by the Purchaser at the Time of Closing. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the Province of Ontario upon the opinions of counsel qualified to practice in such jurisdictions satisfactory to the Purchaser.

                                                                             62.


10.1.4    NO ADVERSE CHANGE:  Between the date hereof and the Time of Closing:
(i) no damage by fire or other hazard to the property or assets of the Corporation or any Subsidiary shall have occurred; (ii) no Legal Proceeding shall have been commenced or shall be pending or threatened against the Corporation or any Subsidiary at law or in equity or before or by any Tribunal; and (iii) no material adverse change in the Business, operations, affairs, prospects or condition (financial or otherwise) of the Corporation or any Subsidiary shall have occurred which, in the case of any such occurrence, in the reasonable opinion of the Purchaser, would have a material adverse effect on the Corporation and the Subsidiaries, taken together, or on the Business.

10.1.5 CONSENTS, ETC.: (a) There shall have been obtained from all appropriate Persons, as referred to in Section 8.1.2, such consents, approvals, permits and acknowledgments as may be required in connection with the completion of the transactions herein contemplated. In the case of the Leases and the other agreements, contracts and commitments referred to in Section 5.1.22, such consents, approvals, permits and acknowledgments shall state that each of such Leases and each of such other agreements, contracts and commitments are valid and subsisting and in good standing, that there is no default thereunder and that the change of control of the Corporation and each Subsidiary which will occur as a result of the completion of the transactions herein contemplated is approved and/or consented to.

     (b) All filings required to be made under the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 in connection with the completion of the transactions herein contemplated shall have been made and the waiting periods thereunder shall have been terminated or shall have expired without any action or proceeding thereunder having been commenced or threatened under such Acts.

                                                                             63.


10.1.6 NO ACTION TAKEN RESTRICTING SALE: No Legal Proceeding shall have been commenced or shall be pending or threatened against any of the Vendors at law or in equity or before or by any Tribunal which would affect the title of any of the Vendors to the Purchased Shares owned by such Vendor or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated or which might adversely affect the ability of any of the Vendors to enter into this Agreement or to perform their respective obligations hereunder.

10.1.7 SATISFACTORY REPORTS AND OPINIONS ON INVESTIGATIONS: At or prior to the Time of Closing, the Purchaser shall have been furnished with reports and opinions satisfactory to it as to the results of the investigations conducted by the Purchaser's representatives as contemplated by this Agreement including, without limitation, Section 8.1.1.

10.1.8    FORM OF DOCUMENTS:   The form and substance of all opinions,
agreements, certificates, instruments of transfer and other documentation prepared pursuant to this Agreement to implement the transactions herein contemplated shall be satisfactory in all respects to counsel for the Purchaser, acting reasonably.

10.1.9 CONSULTING AGREEMENT: A consulting agreement satisfactory in form and substance to the Purchaser shall have been entered into by the Corporation or a Subsidiary with Andrew Spriet, such consulting agreement to be upon substantially the same terms and conditions as the consulting agreement attached hereto as Schedule 10.1.9.

10.1.10 RELEASES, ACKNOWLEDGMENTS AND DISCHARGES: The Purchaser shall have received copies of such releases, acknowledgments and/or discharges from secured parties of the Corporation and any of its Subsidiaries as the Purchaser deems necessary and such releases, acknowledgments and discharges shall be in a form satisfactory to the Purchaser.

                                                                             64.


10.2      NON-FULFILLMENT OF CONDITIONS ETC. FOR THE BENEFIT OF THE PURCHASER
In the event that any condition, obligation, covenant or agreement of any of the Vendors to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 10, shall not be fulfilled and/or performed at or prior to the Time of Closing, the Purchaser may rescind this Agreement by notice to each of the Vendors and in such event the Purchaser shall be released from all obligations hereunder and, unless the Purchaser can show that the one or more conditions, obligations, covenants or agreements for the non-fulfillment or non-performance of which the Purchaser has rescinded this Agreement is or are reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Vendors, then each of the Vendors shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser without prejudice to the Purchaser's right of rescission in the event of the non-fulfillment and/or non-performance of any other condition, obligation, covenant or agreement, any such waiver to be binding on the Purchaser only if the same is in writing. For the purposes of this Section 10.2, any notice given by the Purchaser to Andrew Spriet in accordance with the notice provisions of this Agreement shall be deemed to be notice delivered to all of the Vendors.


                                   ARTICLE 11
                         VENDORS' CONDITIONS OF CLOSING

11.1      CONDITIONS FOR THE BENEFIT OF THE VENDORS

          The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Vendors. Each of such conditions is to be fulfilled and/or performed

                                                                             65.


at or prior to the Time of Closing. The Purchaser covenants and agrees to use its best efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

11.1.1 TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER: The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration, agreement or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 6) shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Purchaser shall deliver to each of the Vendors at the Time of Closing a certificate to that effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 11 has been complied with. Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver of any of such representations and warranties, each of which shall survive the Closing and remain in full force and effect for the benefit of each of the Vendors as provided in Section 7.2.

11.1.2    PERFORMANCE OF COVENANTS ETC. BY THE PURCHASER:   The Purchaser shall
have performed all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Time of Closing, including, without limitation, the covenants set forth in Article 9.

11.1.3    COMPETITION ACT:   All filings required to be made under the HART-
SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 in connection with the completion of the transactions herein contemplated shall have been made and the waiting periods thereunder shall have been terminated or shall have expired without any action or proceeding thereunder having been commenced or threatened under such Acts.

                                                                             66.


11.1.4 CONSULTING AGREEMENT: A consulting agreement satisfactory in form and substance to Andrew Spriet shall have been entered into by the Corporation or a Subsidiary with Andrew Spriet such consulting agreement to be upon substantially the same terms and conditions as the consulting agreement attached hereto as
Schedule 10.1.9.

11.1.5 LEGAL OPINION: The legal opinion of Messrs. Fraser & Beatty dated the Closing Date and being substantially in the form annexed hereto as Schedule
11.1.5 shall have been received by the Vendors at the Time of Closing.

11.2      NON-FULFILMENT OF CONDITIONS ETC. FOR THE BENEFIT OF THE VENDORS

          In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this
Article 11, shall not be fulfilled and/or performed at or prior to the Time of Closing, all but not less than all of the Vendors may rescind this Agreement by notice to the Purchaser and in such event each of the Vendors shall be released from all obligations hereunder and, unless the Vendors can show that the one or more conditions, obligations, covenants or agreements for the non-fulfilment or non-performance of which all of the Vendors have rescinded this Agreement is or are reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreement may be waived in whole or in part by all but not less than all of the Vendors without prejudice to their respective rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition, obligation, covenant or agreement, any such waiver to be binding upon the Vendors only if the same is in writing. For the purposes of this Section 11.2, all notices to be given to

                                                                             67.


the Purchaser by the Vendors shall be given by Andrew Spriet on behalf of all Vendors in accordance with the notice provisions of this Agreement.

                                   ARTICLE 12
                              CLOSING ARRANGEMENTS

12.1      DATE, TIME AND PLACE OF CLOSING

          The Closing shall take place at the Time of Closing on the Closing Date at the offices of Harrison, Elwood or at such other time, on such other date and/or at such other place as may be agreed upon by the parties hereto.


12.2      CLOSING ARRANGEMENTS

          At the Time of Closing and subject to the fulfilment of all the terms and conditions set forth in this Agreement which have not been waived in writing by the parties hereto, respectively:

12.2.1 PURCHASE AND SALE OF PURCHASED SHARES: Each of the Vendors shall sell to the Purchaser the Purchased Shares owned by it and the Purchaser shall purchase the Purchased Shares from the Vendors and pay and satisfy the Closing Date Payment, all as hereinafter provided.

12.2.2    DELIVERY OF SHARE CERTIFICATES:   Each of the Vendors shall deliver or
cause to be delivered to the Purchaser certificates representing the Purchased Shares owned by such Vendor duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers in blank

12.2.3    PAYMENT OF PURCHASE PRICE:   Upon the fulfilment of the foregoing
provisions of this Article 12 and subject to all the other terms and conditions contained in this Agreement being complied with and to the transfer of the Purchased Shares into the name of the Purchaser and/or its nominees being duly and validly recorded on the books of the Corporation, the Purchaser shall pay and satisfy the Closing Date Payment in the manner specified in Article 4.

                                                                             68.


12.2.4    DEFAULT BY ONE VENDOR:   In the event that any of the Vendors fails or
refuses to deliver to the Purchaser at the Time of Closing any of the Purchased Shares to be sold by it hereunder or defaults in the fulfilment of any of its obligations, covenants or agreements contained in this Agreement, including this
Article 12, such failure, refusal or default shall not relieve the other Vendors of any of their respective obligations, covenants or agreements contained in this Agreement, including this Article 12. Each of the Vendors hereby appoints Andrew Spriet as his/her/its attorney in fact for the purpose of executing all documents necessary to transfer the Purchased Shares registered in his/her/its name (including the endorsing of all share certificates representing such shares) to the Purchaser at the Time of Closing in the event he/she/it is unable, refuses or otherwise defaults in the fulfilment of any of his/her/its obligations, covenants or agreements contained in this Agreement.

12.3      EFFECTIVE TIME OF CLOSING

          The Purchaser and the Vendors agree that the effective time of the Closing of the transactions contemplated hereby will be the Time of Closing.

                                   ARTICLE 13
                             DAMAGE TO ASSETS, ETC.

13.1      PURCHASER'S OPTIONS
          In the event that, between the date hereof and the Time of Closing, all or any portion of the material property or assets of the Corporation or any Subsidiary are destroyed or damaged by fire or other hazard or shall be expropriated or seized by any governmental or other lawful authority or if notice of any such expropriation or seizure shall be received by the Corporation or any Subsidiary, the Vendors shall immediately so notify the Purchaser and the Purchaser shall have the option, exercisable by notice to each of the Vendors given within seven Business Days of the Purchaser receiving notice in writing from the Vendors of, or otherwise

                                                                             69.


becoming aware of, such destruction, damage, expropriation or seizure or proposed expropriation or seizure:

          (i) to complete the transactions herein contemplated without any reduction of the Purchase Price, in which event all proceeds of any insurance or compensation for such destruction, damage, expropriation or seizure shall be payable to the Corporation or a Subsidiary and none of the Vendors shall have any right or claim to any such amounts not paid at or prior to the Time of Closing; or

          (ii) to rescind this Agreement and not complete the transactions herein contemplated, in which case the Purchaser and the Vendors shall be released from all obligations hereunder as of and from the giving by the Purchaser to each of the Vendors of the required notice as aforesaid.

For the purposes of this Section 13.1 all notices to be given to the Purchaser by the Vendors shall be given by Andrew Spriet on behalf of all of the Vendors in accordance with the notice provisions of this Agreement and any notice given by the Purchaser to Andrew Spriet in accordance with the notice provisions of this Agreement shall be deemed to be notice delivered to all the Vendors.

                                   ARTICLE 14
                                 INDEMNIFICATION

14.1      INDEMNIFICATION BY THE VENDORS

     (a) In the event that the transactions herein contemplated are completed at the Closing, each of Investments, Andrew Spriet and Helen Spriet (collectively the "Indemnifiers") jointly and severally agrees to indemnify and hold the Purchaser and the Corporation and each of the Subsidiaries harmless from and against any loss, damage, claim, Legal Proceeding, deficiency or expense, including all out-of-pocket costs, and including, without limitation, all reasonable legal and accounting fees and disbursements, relating to, arising from or in connection with

                                                                             70.


any misrepresentation or breach of any warranty, obligation, covenant or agreement of any of the Vendors contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement. Without limiting the generality of the foregoing, the indemnity provided for herein shall extend to:

     (i) all debts or liabilities, contingent or otherwise, (including, without limitation, all costs, payments and charges relating to or arising out of any Legal Proceeding) of the Corporation or any Subsidiary existing at the Time of Closing and not disclosed in this Agreement, including the Schedules hereto, the Audited Financial Statements and the Closing Date Financial Statements;

     (ii) liabilities for any Tax and any assessment or reassessment for Tax for any period up to the Time of Closing;

    (iii) any liability incurred as a result of the failure of the Corporation or any Subsidiary to deduct or withhold any amount required under any applicable Tax Legislation to be withheld from any payment made or any amount paid or credited or deemed to have been paid or credited by the Corporation or any Subsidiary to any Person, including, without limitation, a non-resident Person; and

     (iv) any liability incurred by the Purchaser, the Corporation or any of its Subsidiaries as a result of the Vendors not fulfilling their obligations under Section 8.1.10.

     (b) The obligations of the Indemnifiers to indemnify and hold the Purchaser harmless as set forth in paragraph (a) above shall be subject to the applicable limitation periods referred to in Section 7.1 and the limitations on indemnifications set out in Section 14.5.

                                                                             71.


     (c) It is acknowledged by the Vendors that the Purchaser has been induced to purchase the Purchased Shares rather than the issued and outstanding shares in the capital of Vytec (the "Vytec Shares") upon the representations and warranties of the Vendors that there shall be no adverse consequences or costs or liabilities assumed or incurred by the Purchaser in so doing. In consideration of the Purchaser purchasing the Purchased Shares rather than the Vytec Shares each of the Indemnifiers agrees to indemnify and hold the Purchaser, the Corporation and each of the Subsidiaries harmless from and against any loss, damage, claim, legal proceeding, deficiency or expense, including all out of pocket costs, and including, without limitation, all reasonable legal and accounting fees and disbursements, to the extent that:

          (i) the purchase by the Purchaser of the Purchased Shares rather than a direct purchase of the Vytec Shares results in any adverse Tax consequences or resulting liabilities for the Purchaser;

          (ii) the purchase by the Purchaser of the Purchased Shares rather than the Vytec Shares results in any additional cost, liability (whether for Taxes or otherwise) or a reduction in economic value to the Purchaser (excluding the costs of the Purchaser for professional advice in connection with assessing the Reorganization);

         (iii) there is any adverse Tax consequence or any other liability of any kind whatsoever to the Corporation, its Subsidiaries or the Purchaser arising from or in connection with the Reorganization;

          (iv) there exists at the Time of Closing or there arises at any time thereafter in respect of the period up to the Time of Closing any liability of the Corporation of any kind whatsoever (whether

                                                                             72.


               accrued, absolute, contingent or otherwise) including, without limitation, any liability arising out of, as a result of or in connection with any activity, investment or business or any former activity, investment or business carried on by the Corporation or any of its predecessors, by way of amalgamation or otherwise; or

          (v) any liability of any kind whatsoever (including, without limitation, liabilities for Taxes) is incurred by the Corporation, any Subsidiaries or the Purchaser as a result of or in connection with the Reorganization.

          Notwithstanding any statement to the contrary contained in this Agreement, the obligation for each of the Indemnifiers to indemnify and hold the Purchaser, the Corporation and each of the Subsidiaries harmless as set forth in this paragraph 14.1(c) shall not be subject to any limitation with respect to the length of time of such indemnity, nor with respect to the amount for which the Vendors might be liable, but for greater certainty any liability of the Indemnifiers shall be limited to the actual loss, cost or liability incurred.

14.2      INDEMNIFICATION BY THE PURCHASER

     (a) In the event that the transactions herein contemplated are completed at the Closing, the Purchaser agrees to indemnify and hold each of the Vendors harmless against any loss, damage, claim, action, suit, proceeding, deficiency or expense, including all out-of-pocket costs, and including, without limitation, all reasonable legal and accounting fees and disbursements, relating to, arising from or in connection with any misrepresentation or breach of any warranty, obligation, covenant or agreement of the Purchaser contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement.

                                                                             73.


     (b) The obligation of the Purchaser to indemnify and hold each of the Vendors harmless as set forth in paragraph (a) above shall be subject to the limitation period referred to in Section 7.2 and the limitations on Indemnification Claims set out in Section 14.5.

14.3      PROCEDURE FOR INDEMNIFICATION
     (a) A party claiming indemnification under Sections 14.1 or 14.2 (in this Article an "Indemnitee") shall give notice to the party or parties against which or against whom indemnification is claimed (in this Article an "Indemnitor") with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification will be based.

     (b) The Indemnitor shall have the right, exercisable by notice to the Indemnitee, given within 10 days following receipt of the aforesaid notice from the Indemnitee, to undertake and assume control of the defence of any such claim asserted by a third party (in this Article a "Third Party Claim"), including the right of compromise or settlement thereof, and the Indemnitee shall co-operate in such defence and make available all information and documentation requested by the Indemnitor with respect thereto; provided, however, that: (i) the Indemnitor shall not compromise or settle any Third Party action without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld; (ii) the Indemnitor shall first deliver to the Indemnitee written acceptance of liability for indemnification with respect to any such Third Party Claim and written consent to be joined as a party to any Legal Proceeding relating thereto; (iii) the undertaking and assumption of control of the defence, compromise and/or settlement of any such Third Party Claim shall, by its terms, be without expense, cost or other liability to the Indemnitee;
and (iv) the Indemnitor shall at the Indemnitee's request furnish it with reasonable security against any expenses, costs or other liabilities to which it may be or may become exposed by reason of the defence, compromise or settlement

                                                                             74.


of any such Third Party Claim; and provided further that the right of the Vendors to contest any assessment or reassessment for Tax shall only apply after the payment of the amount of any such assessment or reassessment or by providing security for the same. The payment of any such assessment or reassessment by the Vendors on behalf of the Corporation or any Subsidiary shall be repaid to the Vendors if and when repaid to the Corporation or a Subsidiary by the relevant taxing authority.

     (c) Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor (subject to paragraph (b) above) shall diligently proceed with the defence, compromise or settlement of such Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee; and in connection therewith, the Indemnitee shall co-operate fully with, but at the expense of, the Indemnitor, to make available to the Indemnitor all pertinent information, documentation and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary or desirable to enable the Indemnitor to conduct such defence, provided that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expenses, costs or other liabilities to which it may be or may become exposed by reason of such co-operation.

     (d) The final determination of any such Third Party Claim, including all related expenses, costs and other liabilities, shall be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor hereunder.

     (e) In the event that the Indemnitor fails to give notice to the Indemnitee as provided in paragraph (b) above, the Indemnitee shall be entitled to undertake and assume control of the defence of any Third Party Claim including the right to make such compromise or settlement of such Third Party Claim as in its sole discretion may appear advisable and such compromise or settlement or other final

                                                                             75.


determination of such Third Party Claim shall be binding upon the Indemnitor, who upon notice of same shall forthwith fully reimburse the Indemnitee for all expenses and costs, including without limitation, all legal and accounting fees and disbursements incurred in connection with such defence, compromise or settlement.

14.4      SUBSEQUENT RECOVERY

          In the event that the Indemnitee subsequently recovers all or part of a Third Party Claim from any other Person, the Indemnitee shall forthwith repay to the Indemnitor the amounts so recovered up to an amount not exceeding the amount theretofore paid by the Indemnitor by way of indemnity together with interest thereon from the date of such recovery to the date of payment calculated at the prime commercial rate charged from time to time for Canadian dollar loans by the Bank of Montreal at Toronto, Ontario.

14.5      LIMITATION ON INDEMNIFICATION

14.5.1 LIMITATION AS TO KNOWLEDGE: To the extent that any inaccuracy or breach of any representation or warranty is expressly disclosed to the Purchaser or the Vendors in this Agreement or any Schedule attached hereto in such a manner and with such particulars as to allow the Purchaser or the Vendors, as the case may be, to make a reasonable assessment of the facts giving rise to the inaccuracy or breach and the associated liability in respect thereof, or to the extent that such inaccuracy or breach is actually known to the Purchaser or the Vendors, as the case may be, prior to or at the Time of Closing and the Purchaser or the Vendors, as the case may be, completes the transactions contemplated hereunder, the Purchaser's and the Vendors' entitlement to an Indemnification Claim in respect of such inaccuracy or breach shall be reduced accordingly. The foregoing limitation shall not apply to the Purchaser in respect of any Indemnification Claim made in respect of any Tax matters.

                                                                             76.


14.5.2 LIMITATION AS TO AMOUNT: The amount of any Indemnification Claim shall be calculated to be the actual loss, cost, or liability, including reasonable legal and accounting fees and disbursements, in respect thereof after subtracting any recovery of any sort including any insurance proceeds received by the Purchaser, the Corporation or any of its Subsidiaries or the Vendors, as the case may be, in relation to the matter which is the subject of the Indemnification Claim.

14.5.3 LIMITATION REGARDING REPAIRS: The indemnification of the Purchaser contemplated herein with respect to clause 5.1.33 shall be restricted to the extent that Indemnification Claims will not include any of the following:

     (i) The cost of replacement parts appropriate and available for repairs that, on the Closing Date, were paid for and on hand with either the Corporation or any of its Subsidiaries;

     (ii) Any loss of profit, costs or other expenses incurred by the Purchaser as a result of the down time resulting from equipment failure; or

    (iii) The cost of any repairs required in connection with regularly scheduled maintenance.

14.5.4 DE MINIMIS (LEGAL PROCEEDING): The Purchaser agrees that it shall not assert against the Vendors an Indemnification Claim in respect of the inaccuracy or breach of the representations or warranties contained in Section 5.1.25 until the aggregate amount of the claim or claims asserted to that date in respect thereof including the claim or claims then being asserted is at least $50,000, and then only to the extent that the amount of the claim or claims exceeds $50,000 after taking into account the provisions of Section 14.5.2. For greater certainty, this Section 14.5.4 shall not apply to any Indemnification Claim made by the Purchaser in connection with any Legal Proceeding in respect of any Taxes or Tax Return.

14.5.5 DE MINIMIS (GENERAL): The Purchaser and the Vendors agree that they shall not assert against the other of them an Indemnification Claim until the

                                                                             77.


aggregate amount of all Indemnification Claims asserted to that date by the Purchaser and/or the Corporation and/or its Subsidiaries, in the first instance, or the Vendors, in the second instance including the Indemnification Claim then being asserted is at least $250,000, and then only to the extent that the aggregate amount of all of the Indemnification Claims or part thereof exceeds $250,000 after taking into account the provisions of Sections 14.5.2 and 14.5.3. For greater certainty, all Indemnification Claims made by the Purchaser in respect of the inaccuracy or breach of the representations or warranties contained in Section 5.1.25 shall first have the de minimis set out in Section
14.5.4 applied against them until the aggregate amount of the claim or claims asserted in respect of such matters is $50,000 and thereafter additional Indemnification Claims in respect of the matters set out in section 5.1.25 shall be calculated together with all other Indemnification Claims under this section
14.5.5. Further, this Section 14.5.5 shall not apply to any Indemnification Claim made by the Purchaser in connection with any inaccuracy or breach of any representation or warranty in respect of the Corporation or any Tax matter, including but not being limited to, any Tax matter referred to in Sections 14.1(a) and 14.1(c).

14.5.6 POLAND: Notwithstanding any other provision of this Agreement the liability of the Vendors in respect of any Indemnification Claim asserted by the Purchaser in respect of the inaccuracy or breach of any representation or warranty relating to Procanpol shall be limited to $250,000 in the aggregate. Further, it is agreed that this Section 14.5.6 shall not apply to any Indemnification Claim made by the Purchaser in connection with any inaccuracy or breach of any representation or warranty in respect of a Tax matter or in respect of any Indemnification for any Tax matter where: (i) Polish Taxes are directly imposed against or payable by the Corporation or any of its Subsidiaries (excluding Procanpol); or (ii) Polish Taxes are imposed against or payable by Procanpol which in turn creates a liability for Polish

                                                                             78.


Tax enforceable against the Corporation or any of its Subsidiaries (excluding Procanpol); which, in either instance, creates an actual loss.


                                   ARTICLE 15
                                  MISCELLANEOUS

15.1      BROKERAGE, COMMISSIONS, ETC.

          It is understood and agreed that no broker, agent or other intermediary has acted for the Vendors or the Purchaser in connection with the transactions herein contemplated.

15.2      FURTHER ASSURANCES

          Each of the parties hereto upon the request of the other hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions herein contemplated.

15.3      NOTICES

Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by fax or other form of recorded communication tested prior to transmission to such party, as follows:

          (i)  in the case of each of the Vendors, at

               Mr. Andrew Spriet
               Spriet Associates
               155 York Street
               London, Ontario
               N6A 1A8
               Facsimile No.:  (519) 433-9351

                                                                             79.


               with a copy to:

               Harrison, Elwood
               450 Talbot Street
               P.O. Box 3237
               London, Ontario
               N6A 4K3
               Attention:  Peter R. Lockyer, Q.C.
               Facsimile No: (519) 667-3362

          (ii) in the case of the Purchaser, at

               Fibreboard Corporation
               California Plaza
               2121 N. California Blvd.
               Suite 560
               Walnut Creek, CA
               94596
               U.S.A.
               Attention:  Donald F. McAleenan, Esq.
               Facsimile No: (510) 274-0714

               with a copy to:

               Fraser & Beatty
               P.O. Box 100
               1 First Canadian Place
               Toronto, Ontario
               M5X 1B2
               Attention:  John S. Elder, Q.C.
               Facsimile No: (416) 863-4592

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; if mailed, shall be deemed to have been given and received on the fifth day after it was mailed, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; and if

                                                                             80.


transmitted by fax or other form of recorded communication, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours in the office of the recipient then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission. Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

15.4      TIME OF THE ESSENCE

          Time shall be of the essence of this Agreement.

15.5      COSTS AND EXPENSES

          All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated shall be paid by the party incurring such costs and expenses with the exception that costs incurred in connection with filing and obtaining the consent, approval, waiver, permit or acknowledgment (collectively "Consent") of any governmental or regulatory authority or Tribunal shall be shared equally between the Purchaser and the Vendors where such Consent is required in order to consummate the transactions contemplated herein.

15.6      APPLICABLE LAW

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.

                                                                             81.


15.7      ENTIRE AGREEMENT

          This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto (including, without limitation, that letter of intent between the parties hereto dated September 8, 1995), except as specifically provided or contemplated in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than those expressly set forth in this Agreement or in any such agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

15.8      EFFECT OF CLOSING

          Any provision of this Agreement which is capable of being performed after but which has not been performed at or prior to the Time of Closing and all obligations, covenants and agreements contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, including, without limitation, the indemnities herein provided for, shall remain in full force and effect notwithstanding the Closing.

15.9      ASSIGNMENT

          This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other party hereto.

                                                                             82.


15.10     PARTIES IN INTEREST

          This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party) administrators and permitted assigns.

15.11     GUARANTEE OF COLLECTION OF ACCOUNTS RECEIVABLE

          Investments, Andrew Spriet and Helen Spriet jointly and severally guarantee that the accounts receivable referred to in Section 5.1.28 hereof will realize an amount at least equal to the aggregate book value thereof as at the Closing Date as shown on the Closing Date Financial Statements less a reasonable reserve for doubtful accounts calculated in accordance with generally accepted accounting principles and past practice, as reflected on the Closing Date Financial Statements. Accounts Receivable collection and the method of the exercise of this guarantee shall be as set out in the Accounts Receivable Policy attached hereto as Schedule 15.11.

15.12     FIBREBOARD GUARANTEE

          Fibreboard hereby guarantees to each of the Vendors to whom the

                                                                             83.


Purchaser is obligated hereunder the performance by Purchaser of such obligations.


               IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto.

SPRIET INVESTMENTS INC.

                              By:   /S/A.M. Spriet
                                    --------------------------------
                                    A.M. Spriet


                                    /S/Helen M. Spriet              C.S.
                                    --------------------------------
                                    Helen M. Spriet

SIGNED, SEALED AND DELIVERED  )
                              )
    in the presence of        )     /S/Andrew M. Spriet
                              )     --------------------------------
                              )     Andrew M. Spriet
                              )
                              )     /S/Helen M. Spriet
                              )     --------------------------------
                              )     Helen M. Spriet
                              )
                              )     /S/A.M. Spriet
                              )     --------------------------------
                              )     Nicole A. Spriet, by her duly
/S/Peter R. Lockyer           )     authorized attorney A.M. Spriet
-------------------------
Peter R. Lockyer              )
                              )     /S/A.M. Spriet
                              )     --------------------------------
                              )     Paul L. Spriet, by his duly
                              )     authorized attorney A.M. Spriet
                              )
                              )     /S/A.M. Spriet
                              )     --------------------------------
                              )     Jeffery A. Spriet, by his duly
                              )     authorized attorney A.M. Spriet

                              1155714 ONTARIO INC.

                              By:   /S/Garold E. Swan               C.S.
                                    --------------------------------
                                    Garold E. Swan

                              FIBREBOARD CORPORATION

                              By:   /S/Garold E. Swan
                                    --------------------------------
                                    Garold E. Swan